Exhibit 2.1

PURCHASE AGREEMENT

BY AND AMONG

NUEVO HOLDING, LLC, AS RGA PURCHASER,

NUEVO ELEMENTAL HOLDING, LLC, AS ELEMENTAL PURCHASER,

MEDICINE MAN TECHNOLOGIES, INC., AS PARENT,

REYNOLD GREENLEAF & ASSOCIATES, LLC, AS SELLER,

WILLIAM N. FORD, AS SELLER,

ELEMENTAL KITCHEN AND LABS, LLC

THE EQUITYHOLDERS NAMED HEREIN

AND

WILLIAM N. FORD, AS THE REPRESENTATIVE

November 29, 2021

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EXHIBITS
Exhibit A	Definitions
Exhibit B	Form of Bill of Sale
Exhibit C	Form of Promissory Note
Exhibit D	Accounting Principles
Exhibit E	Call Option Agreement
Exhibit F	Voting Agreement
Exhibit G	NWC Line Items
Exhibit H	Employment and Consulting Agreements
Exhibit I	Earn-Out Table

SCHEDULES
Schedule 1.1	Purchased Assets
Schedule 1.2	Excluded Assets
Schedule 1.3	Assumed Liabilities
Schedule 2.5	Allocation Principles

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PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of November 29, 2021 (the “Effective Date”), by and among Nuevo Holding, LLC, a New Mexico limited liability company (“RGA Purchaser”), Nuevo Elemental Holding, LLC, a New Mexico limited liability company (“Elemental Purchaser”, and, together with RGA Purchaser, each a “Purchaser” and, together, the “Purchasers”) Medicine Man Technologies, Inc., a Nevada corporation (“Parent” and, together with Purchasers, the “MMT Parties”), Reynold Greenleaf & Associates, LLC, a New Mexico limited liability company (“RGA”), William N. Ford (“Representative”, together with RGA, each a “Seller”, and, together, the “Sellers”), Elemental Kitchen and Laboratories, LLC, a New Mexico limited liability company (“Elemental”), William N. Ford, John Christopher Romero, Jacob Christopher White, GLNM, LLC, Alexandra Falter-Hahn, and Michael Grimes (collectively, the “Equityholders”) and Representative, as the representative. Purchasers, Parent, Sellers, Elemental, Representative and the Equityholders are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined in this Agreement have the meanings set forth on Exhibit A.

Recitals

A.	RGA is engaged in the business of (i) serving as a branding, marketing and consulting company that will license intellectual property, sublicense intellectual property, and/or provide packaging and labeling in connection with certain technology and product names related to the business of THC-based products to Elemental and the NFPs; (ii) providing consulting services to Elemental and the NFPs; (iii) serving as a real estate, fixtures and equipment holding and management company that acquires, leases, develops and/or manages real property, industrial fixtures and equipment (“PP&E”) and leases and/or subleases such PP&E to Elemental and the NFPs; (iv) entering into financial transactions to support Elemental and the NFPs, including, without limitation, loan transactions, in order to promote, support, and develop sales and distribution of products utilizing RGA’s intellectual property; and (v) conducting any activity incidental thereto (the “RGA Business”).

B.	Elemental and the NFPs are in the business of cultivating, processing, and/or dispensing marijuana in New Mexico under New Mexico Law and Elemental is engaged in the business of creating and distributing cannabis derived products to licensed cannabis producers (together with the RGA Business, collectively, the “Business”).

C.	The Equityholders own 100% of the issued and outstanding Equity Securities of RGA.

D.	Parent owns 100% of the issued and outstanding Equity Securities of Schwazze New Mexico, LLC, which in turn owns 100% of the issued and outstanding Equity Securities of Purchasers.

E.	Representative owns 100% of the issued and outstanding Equity Securities of Elemental and controls the governance and operations of the NFPs pursuant to the NFP Agreements.

F.	Sellers desire to sell, and Purchasers desires to purchase, certain of the assets of RGA that are used in or held for use in or are related to the operation of the Business by RGA (including, without limitation, the NFP Agreements), and all of the issued and outstanding Equity Securities of Elemental, on the terms and subject to the conditions set forth in this Agreement.

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Agreement

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I.

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES; Employee matters

Section 1.1           Purchased Assets; Equity Securities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, (i) RGA will sell, assign, transfer, convey and deliver to RGA Purchaser, and RGA Purchaser will purchase, acquire and accept from RGA, all of the assets of RGA used or held for use in the Business, other than the Excluded Assets, including the assets of RGA set forth on Schedule 1.1 (collectively, the “Purchased Assets”), free and clear of all Encumbrances, other than Permitted Encumbrances; and (ii) Representative will sell, assign, transfer, convey and deliver to Elemental Purchaser, and Elemental Purchaser will purchase, acquire and accept from Representative, all of the Equity Securities of Elemental, free and clear of all Encumbrances, other than Permitted Encumbrances.

Section 1.2           Excluded Assets. The Purchased Assets will not include any assets set forth on Schedule 1.2 (collectively, the “Excluded Assets”).

Section 1.3           Assumed Liabilities; Excluded Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchasers will assume and pay, defend, discharge and perform, as and when due the Liabilities of RGA and Elemental identified on Schedule 1.3 (collectively, the “Assumed Liabilities”). Except for the Assumed Liabilities, (i) RGA Purchaser will not assume, and RGA will pay, defend, discharge and perform, as and when due, and otherwise retain and remain solely responsible for, all Liabilities of RGA that are not included in the Assumed Liabilities and (ii) the Sellers will pay, defend, discharge and perform, as and when due, as if solely responsible for, all Liabilities of Elemental that are not included in the Assumed Liabilities (collectively the “Excluded Liabilities”), including: (a) any Indebtedness of RGA or Elemental, (b) any Liability of any successor or Affiliate of RGA or Elemental (excluding any other Company Party), (c) any Liability of any Person, directly or indirectly related to, accruing or arising out of, caused by or resulting from the operation or conduct of the Business or the ownership of the Purchased Assets or the operation and conduct of Elemental first arising prior to the Closing, whether or not recorded on the books and records of any Person (excluding any trade or other accounts payable of RGA or Elemental payable to third parties that remain outstanding as of the Closing), (d) any Liability arising under or in any way related to the Employee Benefit Plans of RGA or Elemental, (e) without limiting the generality of any of the foregoing, any Liability in respect of Taxes of Sellers, successors or Affiliates, or any Liability in respect of any Taxes arising from or relating to the Business or the Purchased Assets or Elemental or ownership or operation thereof for or accruing or arising at any time in respect of any period (or portion thereof) up to the Closing, (f) any Liability directly or indirectly related to, accruing or arising out of, caused by or resulting from the operation or ownership of the Excluded Assets, (g) any Liability arising out of or in connection with any Legal Proceedings set forth on Section 4.1(c)(i) of the Disclosure Schedule, and (f) any Transaction Expenses incurred by the Sellers, Elemental or the Equityholders. Without limiting the generality of the foregoing, it is understood and agreed that unless a Liability is within the definition of Assumed Liabilities under this Section 1.3 or Schedule 1.3, neither Purchaser nor any of their Affiliates will assume, nor will any of them be liable for, such Liability.

Section 1.4           Electronic Transfer of Certain Assets. The Parties agree that, at the request of RGA Purchaser and at Sellers’ expense, Sellers will use commercially reasonable efforts to deliver any of the Purchased Assets that can be transmitted to RGA Purchaser electronically promptly following the Closing in a secure format and manner mutually agreeable to the Parties and such Purchased Assets will not be delivered to RGA Purchaser on any tangible medium. After the Closing, subject to Section 6.7, Sellers will not directly or indirectly use any copies of such Purchased Assets under its custody or control except for (a) the purpose of verifying delivery of or re-delivering such Purchased Assets to RGA Purchaser or (b) complying with this Agreement or the Related Agreements. Upon the written request of RGA Purchaser following the Closing, subject to Section 6.7 and excluding any Excluded Assets, Sellers will return or destroy any such copies of the Purchased Assets using commercially reasonable means (excluding any copies created by automatic back-up systems in the ordinary course), but, in any event, will not thereafter directly or indirectly permit or perform any recovery or restoration thereof, whether through forensics, archives, undeletion, or otherwise.

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Section 1.5           Inability to Assign Assigned Contracts.

(a)                Notwithstanding anything to the contrary contained in this Agreement or in any Related Agreement, to the extent that the assignment or attempted assignment to Purchasers of any Contract or Permit that is included among the Purchased Assets, including any Inbound License relating to Software included in the Purchased Assets or a Contract or Permit of Elemental (each such Contract, an “Assigned Contract”), or any claim, right or benefit arising thereunder or resulting therefrom, is prohibited by any Law, or would require any consent, waiver, authorization, notice or novation by any Person, and such consent, waiver, authorization, notice or novation has not been obtained or made prior to the Closing in a form and substance reasonably acceptable to Purchasers, or with respect to which any attempted assignment would be ineffective or would materially and adversely affect the rights of Sellers or Purchasers thereunder, then neither this Agreement nor any Related Agreement will constitute an assignment or attempted assignment thereof, and the same will not be assigned at the Closing.

(b)                Both prior to and in the twenty-four months following the Closing, Sellers will use commercially reasonable efforts and reasonably cooperate with Purchasers to obtain promptly all consents, waivers, authorizations or novations and to timely give all notices required with respect to the Assigned Contracts or the contracts of Elemental, in form and substance reasonably acceptable to Purchasers. Except as otherwise set forth herein, Purchasers and Sellers will each bear and pay 50% of the cost of all filing, recordation and similar fees and Taxes payable to any Governmental Authority in connection with the assignment of the Assigned Contracts and any additional fees or charges (howsoever denominated) required by any Person in connection with the assignment of any of the Assigned Contracts or any related consent, waiver, authorization, novation or notice.

(c)                If any consent, waiver, authorization, novation or notice that is required for the effective assignment to Purchasers of any Assigned Contract cannot be obtained or made and, as a result, the material benefits of such Assigned Contract cannot be provided to Purchasers following the Closing as otherwise required in accordance with this Agreement, then in the twenty-four months following the Closing, Sellers will use commercially reasonable efforts to provide Purchasers with the economic benefits and, to the extent they constitute Assumed Liabilities, obligations (taking into account all burdens and benefits, including Tax costs and benefits) and operational benefits of any such Assigned Contract, and to permit Purchasers to perform such Seller’s obligations and enforce such Seller’s rights under such Assigned Contract as if such Assigned Contract had been assigned to Purchasers (and as if such Seller had obtained or made such consent, waiver, authorization, novation, or notice as the case may be), including (i) enforcing, at Purchasers’ request and expense, any rights of such Seller arising with respect thereto, including the right to terminate such Assigned Contract upon the request of Purchasers, and (ii) permitting Purchasers to enforce any rights arising with respect thereto. Sellers will pay to Purchasers, when received, all income, proceeds and other monies received by Sellers from third parties to the extent related to Purchasers’ intended rights under any Assigned Contract, and Purchasers will indemnify and promptly pay Sellers for all Assumed Liabilities associated with such Assigned Contract, in each case, as contemplated by this Agreement, including this Section 1.5(c). Once a consent, waiver, authorization or novation for any such Contract is obtained or notice is properly made in form and substance reasonably acceptable to Purchaser, the applicable Seller will assign such Assigned Contract to Purchasers at no additional cost to Purchasers. Any expenses incurred by any Party in connection with the arrangements contemplated by this Section 1.5(c) will be borne 50% by Purchasers and 50% by Sellers. For purposes of this Section 1.5, it shall be reasonable for Purchaser not to accept the form and substance of any consent, waiver, authorization, novation or notice if it (i) changes or modifies, in any material respect, any Assigned Contract or (ii) results in any material cost to Purchasers.

Section 1.6           Employee and Independent Contractor Matters.

(a)                Sellers agree to use their commercially reasonable efforts to assist Purchasers in its efforts to employ the Key Employees and substantially all employees of Sellers, other than the Equityholders (except for any Equityholder who is a Key Employee), who are able to pass the background check that is a part of Purchasers’ internal hiring requirements and engage substantially all of the independent contractors of Sellers, and the parties acknowledge and agree that employees of Sellers may contract with Purchaser to provide services to Purchasers following the Closing. Any employees of Sellers who accept an offer of employment with Purchasers may be required by Purchasers to execute documents in connection therewith and begin employment with or service to Purchasers are referred to herein collectively as the “Hired Service Providers”.

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(b)                RGA Purchaser will offer employment to substantially all employees of RGA, other than the Equityholders, who are able to pass the background check that is a part of RGA Purchaser’s internal hiring requirements, including any employee who, on the Closing Date, is not actively employed by RGA or is on job-protected leave, military service leave or layoff (whether or not with recall rights), on terms and conditions of employment at least equivalent to those provided by RGA on the Closing Date. RGA Purchaser will offer all acquired employees comprehensive employee benefit packages equivalent to that provided to RGA Purchaser’s other similarly situated employees. Purchasers will not have any Liability to any individual, whose employment with RGA has been terminated (voluntarily or involuntarily) or who has retired prior to the Closing Date. RGA will bear all responsibility for, and related costs associated with the termination of its employees, including complying with the federal Workers Adjustment and Retraining Notification Act (“WARN”) and similar state or local Laws. Sellers will not provide any notice to employees pursuant to WARN or similar state or local Laws without prior notice to RGA Purchaser.

(c)                Prior to the Closing, RGA will terminate, effective no later than as of the close of business on the Business Day immediately preceding the Closing Date, all employees and independent contractors of RGA who have not been made any offer of employment or engagement with RGA Purchaser or declined employment or engagement with Purchaser. Simultaneously with such termination, RGA will pay each such terminated employee and each such terminated independent contractor all accrued wages, salaries, and fees, accrued vacation, accrued sick and personal time, if any, and all other amounts due from RGA to such employees and independent contractors, and termination or severance pay in accordance with any contract or Law.

(d)                Nothing contained in this Agreement, any Related Agreement or any other document contemplated hereby or thereby, will confer upon any Hired Service Provider or any other present or former employee of RGA any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, any Related Agreement or any other document contemplated hereby or thereby, including any right to employment or continued employment or to any compensation or benefits that may be provided, directly or indirectly, under any employee benefit plan, policy or arrangement of Purchasers, nor will anything contained in this Agreement, any Related Agreement or any other document contemplated hereby or thereby constitute a limitation on or restriction against the right of Purchasers to amend, modify or terminate any such plan, policy or arrangement or compensation, benefits or other terms or conditions of employment.

(e)                Sellers and Purchasers agree that Sellers will be liable for all employment-related Liabilities of Sellers with respect to the employees (including the employment Taxes imposed with respect thereto) and independent contractors of Sellers (including all Hired Service Providers) first arising or accruing prior to the Closing Date and including any employment Taxes imposed with respect to any payments of compensation to employees and independent contractors arising in connection with the transactions contemplated by this Agreement, regardless of whether arising or accruing on or before the Closing (for the avoidance of doubt, with respect to services provided on or prior to Closing), and Purchasers will be and become liable for all employment-related Liabilities of the Hired Service Providers (including the employment Taxes imposed with respect thereto) and all Liabilities with respect to independent contractors, in each case, first arising on or after the Closing Date, provided however, Purchasers shall not be responsible for (and Sellers shall be responsible for) any such expenses which constitute Transaction Expenses under Section 9.11 (including any bonuses paid on the Closing Date to employees). Purchasers and each Seller will adopt the “standard procedure” for preparing and filings Forms W-2, as described in Revenue Procedure 2004-53.

ARTICLE II.
PURCHASE PRICE AND RELATED MATTERS

Section 2.1           Purchase Price. The aggregate purchase price for the Purchased Assets (the “Purchase Price”) will consist of the assumption by Purchasers of the Assumed Liabilities as set forth in Section 1.3 and the payment by Purchasers to Sellers or such other Persons as set forth herein, of the sum of (i) $42,000,000, plus (ii) any Positive Working Capital Adjustment, plus (iii) any Earn-Out Payment, plus (iv) any Inventory Payment, or minus (v) any Negative Working Capital Adjustment, minus (vi) in the event the Actual Cash Amount is less than the Base Cash Amount, the amount by which the Base Cash Amount exceeds the Actual Cash Amount (the “Cash Shortfall Amount”).

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Section 2.2           Payment of Purchase Price at Closing.

(a)                At least three (3) Business Days prior to the Closing Date, Sellers will deliver to Purchasers a statement (the “Pre-Closing Statement”), prepared in accordance with the Accounting Principles, setting forth in reasonable detail (i) a balance sheet of Seller as of the close of business on the Business Day immediately preceding the Closing Date, (ii) Sellers’ good faith estimate of the Purchase Price payable at Closing (i.e., excluding any Earn-Out Payments), including the amount of the Net Working Capital and the Actual Cash Amount (the “Closing Purchase Price”, and, Sellers’ estimate thereof, the “Estimated Closing Purchase Price”) (iii) the amount of the Inventory Payment (if any), broken out for Sections 2 and 3 of Exhibit G, and (iv) the amounts of Seller Closing Debt and unpaid Seller Transaction Expenses to be paid at the Closing. Purchasers may submit any objections in writing to Sellers at least one (1) Business Days prior to the anticipated Closing and Sellers will cooperate in good faith with Purchasers to revise the Estimated Closing Purchase Price to reflect the mutual agreement of Sellers and Purchasers. Sellers will make their respective financial records reasonably available to Purchasers and its accountants and other representatives at reasonable times at any time during the review by Purchasers of the calculation of the Estimated Closing Purchase Price.

(b)                Subject to the satisfaction or waiver of all of the conditions set forth in Section 3.2, at the Closing, Purchasers will pay or cause to be paid from the Estimated Closing Purchase Price as set forth in the Pre-Closing Statement, with any adjustments that are mutually determined by Purchasers and Sellers pursuant to Section 2.2(a), to Sellers or such other Persons as indicated below:

(i)                 Any Seller Closing Debt as set forth in any Payoff Letters, if any, and the unpaid Seller Transaction Expenses in accordance with payment instructions delivered by Sellers to Purchasers before the Closing; and

(ii)               An amount equal to (A) $25,000,000 minus (B) the Cash Shortfall Amount, if any, minus (C) the Seller Closing Debt, minus (D) the unpaid Seller Transaction Expenses to be paid at the Closing, plus (E) any Positive Working Capital Adjustment, minus (F) any Negative Working Capital Adjustment, and plus (G) any Inventory Payment; will be paid to the Sellers by wire transfer of immediately available funds, to the bank accounts designated in writing by Sellers before the Closing. Of such amount, Elemental Purchaser shall pay to Representative the Elemental Purchase Price, with the remainder being paid by RGA Purchaser to RGA.

(c)                At the Closing, Purchasers shall issue to RGA the Promissory Note.

Section 2.3           Earn-Out.

(a)                As additional consideration for the Purchased Assets, at such times as provided in Section 2.3(c), Purchasers shall pay to the Sellers the amount set forth on the third column of the Earn-Out Table (the “Earn-Out Payment”) based upon on the Earn-Out Adjusted EBITDA for the Calculation Period as set forth on the second column of the Earn-Out Table.

(b)                Procedures applicable to determination of the Earn-Out Payment.

(i)                 On or before the date which is sixty (60) days after the last day of the Calculation Period, Purchasers shall prepare and deliver to the Representative a written statement (the “Earn-Out Calculation Statement”) setting forth in reasonable detail its determination of Earn-Out Adjusted EBITDA for the Calculation Period (the “Earn-Out Calculation”). Purchasers shall provide the Representative with copies of such records and work papers used or created in connection with preparation of such Earn-Out Calculation Statement as is reasonable to support such Earn-Out Calculation Statement. The Sellers shall provide Purchasers with copies of such records and work papers as requested by Purchasers for determining the Earn-Out Adjusted EBITDA for the period of the Calculation Period occurring on and prior to the Closing Date.

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(ii)               The Representative shall have forty-five (45) days after receipt of the Earn-Out Calculation Statement (the “Earn-Out Review Period”) to review the Earn-Out Calculation Statement and the Earn-Out Calculation set forth therein. Prior to the expiration of the Earn-Out Review Period, the Representative may object to the Earn-Out Calculation by delivering a written notice of objection (an “Earn-Out Calculation Objection Notice”) to Purchasers. Any Earn-Out Calculation Objection Notice shall specify the items in the Earn-Out Calculation disputed by the Representative and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If the Representative fails to deliver an Earn-Out Calculation Objection Notice to Purchasers prior to the expiration of the Earn-Out Review Period, then the Earn-Out Calculation set forth in the Earn-Out Calculation Statement shall be final and binding on the parties hereto. If the Representative timely delivers an Earn-Out Calculation Objection Notice, Purchasers and the Representative shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the Earn-Out Adjusted EBITDA.

(iii)             If Purchasers and the Representative are unable to reach agreement within ten (10) Business Days after such an Earn-Out Calculation Objection Notice has been given, all unresolved disputed items shall be promptly referred to the Independent Accounting Firm. The Independent Accounting Firm shall be directed to render a written report on the unresolved disputed items with respect to the applicable Earn-Out Calculation as promptly as practicable, and to resolve only those unresolved disputed items set forth in the Earn-Out Calculation Objection Notice. If unresolved disputed items are submitted to the Independent Accounting Firm, Purchasers and Representative shall each furnish to the Independent Accounting Firm such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accounting Firm may reasonably request. The Independent Accounting Firm shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by Purchasers and Representative, and not by independent review. The resolution of the dispute and the calculation of the Earn-Out Adjusted EBITDA that is the subject of the applicable Earn-Out Calculation Objection Notice by the Independent Accounting Firm shall be final and binding on the parties hereto, absent manifest error (meaning a mathematical error or the use of an accounting standard that is not consistent with the respective Accounting Principles). The fees and expenses of the Independent Accounting Firm shall be borne by Purchasers and the Company Parties (pursuant to an offset in any Earn-Out Payment, if any, by cash payment, or pursuant to an offset against the Promissory Note) in proportion to the amounts by which their respective calculations of Earn-Out Adjusted EBITDA differ from Earn-Out Adjusted EBITDA as finally determined by the Independent Accounting Firm.

(c)                Any Earn-Out Payment that Purchasers is required to pay pursuant to this Section 2.3 shall be paid in full by Purchasers to Sellers no later than forty-five (45) days following the date upon which the determination of Earn-Out Adjusted EBITDA becomes final and binding upon the parties as provided in Section 2.3(b) (including any final resolution of any dispute raised by Representative in an Earn-Out Calculation Objection Notice).

Section 2.4           Purchase Price Adjustments.

(a)                As soon as practicable, but no later than ninety (90) days after the Closing Date, Purchasers will prepare and deliver to the Representative a statement (the “Closing Statement”), prepared in accordance with the Accounting Principles, setting forth, in reasonable detail, Purchasers’ calculation of the Closing Purchase Price, including the Net Working Capital and the Actual Cash Amount.

(b)                The Representative and its representatives will be entitled to review the Closing Statement, together with any financial books and records of Purchasers with respect to the Business and related to the calculations set forth in the Closing Statement to be provided upon the Representative’s reasonable request; provided, that (i) such review must be conducted at reasonable times during normal business hours and in a manner so as not to unreasonably interfere with the normal business operations of Purchasers, (ii) the Representative will treat all such information as confidential and hereby waives any right to use such information for any purpose other than in connection with the determination of the final Closing Purchase Price, and (iii) the costs and expense of such review, including the fees of any third-party advisors, will be borne by the Representative. During a period of thirty (30) days after the date Purchasers delivers the Closing Statement to the Representative (the “Objection Period”), if the Representative disagrees with the Closing Statement, then the Representative will give written notice (an “Objection Notice”) to Purchasers within such thirty (30)-day period specifying in reasonable detail the Representative’s disagreement with Purchaser’s determination of the Closing Purchase Price as set forth in the Closing Statement, including the Representative’s calculation of the Net Working Capital and the Actual Cash Amount. Any Objection Notice must specify those items or amounts as to which the Representative disagrees, and the Representative will be deemed to have agreed with all other items and amounts contained in the Closing Statement. If the Representative does not deliver an Objection Notice within the Objection Period, then the Representative will be deemed to have agreed with the determination of the Closing Purchase Price as set forth in the Closing Statement.

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(c)                If an Objection Notice is duly delivered in accordance with Section 2.4(b), Purchasers and the Representative will, during the thirty (30) days following delivery of the Objection Notice, use commercially reasonable efforts to reach agreement on the disputed items or amounts set forth in the Objection Notice (the “Disputed Purchase Price Components”) in order to determine the Closing Purchase Price, which amount must be within the range of the amount thereof shown in the Closing Statement and the amount thereof shown in the Objection Notice. If, during such thirty (30)-day period, Purchasers and the Representative are unable to reach agreement on the Disputed Purchase Price Components, they will promptly thereafter cause the Independent Accounting Firm, acting reasonably and in good faith, to review this Agreement and the Disputed Purchase Price Components for the purpose of calculating the Closing Purchase Price. The Independent Accounting Firm will determine procedures for the resolution of the dispute, subject to the terms hereof. In making its calculation of the Closing Purchase Price, the Independent Accounting Firm may consider only the Disputed Purchase Price Components. The Independent Accounting Firm’s determination of any Disputed Purchase Price Components and its calculation of the Closing Purchase Price must be within the range of the amount thereof shown in the Closing Statement and the amount thereof shown in the Objection Notice. The Independent Accounting Firm will deliver to Purchasers and the Representative, as promptly as practicable, but in any event within forty-five (45) days after its appointment, a report setting forth, in reasonable detail, its determination of the Closing Purchase Price. Such report will be final and binding upon the Parties absent fraud or manifest error. The cost of the Independent Accounting Firm’s review and report will be borne by Purchasers, on the one hand, and the Representative, on the other hand, in the same proportion that the dollar amount of the Disputed Purchase Price Components that are not resolved in favor of Purchasers, on the one hand, and the Representative, on the other hand, bears to the total dollar amount of the Disputed Purchase Price Components resolved by the Independent Accounting Firm. Each Party will bear all of its other expenses incurred in connection with matters contemplated by this Section 2.4.

(d)                Within five (5) Business Days after the end of the Objection Period, if the Representative has not delivered an Objection Notice during the Objection Period, or within five (5) Business Days of the resolution of all disputes pursuant to Section 2.4(c), the Parties will make the following payments:

(i)                If the Closing Purchase Price as finally determined under this Section 2.4 is greater than the Estimated Closing Purchase Price, Purchasers will pay to RGA the amount by which the Closing Purchase Price as finally determined under this Section 2.4 exceeds the Estimated Closing Purchase Price by wire transfer of immediately available funds to a bank account or accounts designated in writing by the Representative at least one (1) Business Days prior to such payment date.

(ii)               If the Closing Purchase Price as finally determined under this Section 2.4 is less than the Estimated Closing Purchase Price, Purchasers will recover such shortfall by recovery pursuant to the Set-Off.

(iii)             For the avoidance of doubt, in no event will any additional non-cash consideration be payable as a result of any adjustment to the Estimated Closing Purchase Price as finally determined pursuant to this Section 2.4(d).

Section 2.5           Allocation of Closing Purchase Price. The Purchase Price shall be allocated to the sale and/or exchange of the Purchased Assets by RGA to RGA Purchaser, the sale or exchange of the Equity Securities of Elemental by Representative to Elemental Purchaser and to the sale and/or exchange of control of the NFPs by Representative to RGA Purchaser as set forth on Schedule 2.5 hereto (the “Allocation Principles”). Within one hundred twenty (120) days following the Closing, Sellers will prepare and deliver to Purchasers a purchase price allocation schedule in respect of each of the Purchased Assets and the Assumed Liabilities with respect to RGA, with such allocation to be in accordance with Section 1060 of the Code to the extent applicable thereto and filed on IRS Form 8594, as applicable) and the allocation principles set forth on Schedule 2.5 hereto. Purchasers and Sellers agree to use commercially reasonable efforts to resolve in good faith any differences with respect to the purchase price allocation schedule. If Purchasers and Sellers are unable to resolve any such differences within thirty (30) days following Sellers’ delivery of the purchase price allocation schedule to Purchasers, Purchasers and Sellers may, for any purpose, take inconsistent positions with respect to the allocation of purchase price (including any undisputed element thereof), provided that neither Purchasers nor Sellers will take any position inconsistent with the Allocation Principles. If Purchasers does not object to the purchase price allocation schedule, or Purchasers and Sellers are able to resolve any differences within the thirty (30)-day period described above, the Parties agree to (a) prepare and file, or cause to be prepared and filed, each of their respective Tax Returns on a basis consistent with such allocation schedule (or such allocation schedule as agreed to by Purchasers and Sellers) and (b) unless otherwise required by Law, take no position inconsistent with such allocation schedule (or such allocation schedule as agreed to by Purchasers and Sellers) on any applicable Tax Return, in any Legal Proceeding before any Governmental Authority, in any report made for Tax, financial accounting, or any other purpose. RGA and Representative acknowledge and agree that if any payment is owed by Purchaser to Sellers, the payment of such amount to RGA shall be deemed a payment of such amount to the Sellers.

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Section 2.6           Tax Withholding. Purchasers will be entitled to deduct and withhold from any payment otherwise payable pursuant to this Agreement the amounts required to be deducted and withheld under the Code, or any provision of applicable state, local or foreign Tax Law. To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Sellers or such other Person in respect of whom such withholding was made.

ARTICLE III.
CLOSING; CLOSING CONDITIONS AND DELIVERIES

Section 3.1           Closing. The closing of the transactions contemplated by this Agreement and the Related Agreements (the “Closing”) will take place by email (in portable document format) transmission to the respective offices of legal counsel for the parties of the requisite documents, duly executed where required, delivered upon actual confirmed receipt, on the fourth (4th) Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby set forth in Section 3.2 and Section 3.3 below (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other place, date and time as mutually agreed upon by the Parties (the “Closing Date”). The Closing will be effective at 12:01 am, mountain time, on the Closing Date.

Section 3.2           Conditions to Obligations of Purchasers to Close. The obligation of the MMT Parties to consummate the transactions contemplated by this Agreement and the Related Agreements is subject to the satisfaction at or before the Closing of all of the following conditions, any one or more of which may be waived by the MMT Parties, in their sole discretion:

(a)                All of the representations and warranties made by Sellers and the Equityholders in this Agreement other than the Fundamental Representations must be true and correct in all material respects at and as of the date hereof and at and as of the Closing Date, as if made at and as of such time (except to the extent made as of a specified date, in which case as of such date); provided, that, the Fundamental Representations must be true and correct in all respects at and as of the date hereof and at and as of the Closing Date, as if made at and as of such time (except to the extent made as of a specified date, in which case as of such date), except for de minimis inaccuracies.

(b)                Sellers and the Equityholders must have performed and complied in all material respects with all of their respective covenants, obligations and agreements in this Agreement to be performed and complied with at or before the Closing.

(c)                No Legal Proceeding will be pending or threatened with respect to any Company Party, the Equityholders or the Business in which an unfavorable Order would: (i) prevent or materially impair the consummation of any of the transactions contemplated by this Agreement or any Related Agreement; or (ii) cause any of the transactions contemplated by this Agreement or any Related Agreement to be rescinded following consummation (and no such Order will be in effect).

(d)                Sellers must have delivered to Purchasers or have caused to be delivered to Purchasers each of the following documents at or before the Closing:

(i)                a certificate of a duly authorized officer of each Seller, dated as of the Closing Date and executed by such officer, to the effect that, as to such Seller, each of the conditions specified in Section 3.2(a), Section 3.2(b), Section 3.2(c) and Section 3.2(e), are satisfied in all respects (each, a “Seller Closing Certificate”);

(ii)               a certificate of each Equityholder, dated as of the Closing Date and executed by such Equityholder, to the effect that, as to such Equityholder, each of the conditions specified in Section 3.2(a), Section 3.2(b), Section 3.2(c) and Section 3.2(f), are satisfied in all respects (each, an “Equityholder Closing Certificate”);

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(iii)             a Bill of Sale and Assignment and Assumption Agreement, in substantially the form attached hereto as Exhibit B (each, a “Bill of Sale”), transferring to RGA Purchaser good and valid title in and to the Purchased Assets free and clear of all Encumbrances, other than Permitted Encumbrances, duly executed by RGA;

(iv)              the customer lists and related data included in the Purchased Assets, and books, files and other records of Sellers related to the Purchased Assets and the Business to the extent not located on the premises, computers or other equipment comprised in the Purchased Assets;

(v)                (A) a duly executed Form W-9 from each Seller, and (B) a duly executed certificate from Seller meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2) to the effect that Seller is not a “foreign person” as defined in Section 1445 of the Code;

(vi)              evidence reasonably satisfactory to Purchasers of release of all Encumbrances on the Purchased Assets, other than Permitted Encumbrances;

(vii)            a payoff letter from each lender of the Seller Closing Debt contemplated to be repaid at the Closing (other than any Seller Note to be repaid at the Closing) in customary form, reasonably acceptable to Purchasers, including that all Encumbrances on the properties or assets of Sellers, including any Purchased Asset, with respect to Seller Closing Debt will automatically be released upon the satisfaction of the conditions in such letter (each, a “Payoff Letter”);

(viii)          a certificate of a duly authorized officer of each Seller, dated the Closing Date and executed by such officer, certifying (A) that attached thereto are true, correct and complete copies of such Seller’s governing documents, as are then in full force and effect, (B) that attached thereto are true, complete and correct copies of the resolutions of the board of managers and the equityholders of such Seller authorizing the execution, delivery and performance of this Agreement and the Related Agreements, if applicable and the consummation of the transactions contemplated hereby and thereby, as are then in full force and effect (C) that attached thereto is a good standing certificate, dated as of a recent date prior to the Closing Date, from the Governmental Authority of the jurisdiction of such Seller’s incorporation; and

(ix)             with respect to each parcel of Owned Real Property of the Sellers, a general warranty deed in form and substance satisfactory to Purchasers and duly executed and notarized by the applicable Seller.

(e)                The NFPs shall have provided the following (collectively, the “NFP Deliverables”):

(i)                Estoppel certificates relating to each NFP Contract that such NFP has with a Seller, which such estoppel certificates shall represent that no party to such NFP Contract is in breach of such NFP Contract and that such NFP has no right at such time to unilaterally terminate such NFP Contract

(ii)               A Voting Agreement from each member of the board of directors of each NFP.

(iii)             An executed counterpart to the Call Option Agreement.

(iv)             An executed counterpart to amendments to, or new, master service agreements and master licensing agreements with Purchasers, in form and substance reasonably satisfactory to Purchasers.

(v)               Executed unanimous consents of each NFP, approving each other NFP Deliverable and including any other provision that Purchasers reasonably request, including amendments to the bylaws of such NFP to permit the delegation of governance duties to a committee and permit the other plans set forth below and thereafter forming such governance committee.

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(f)                 There shall not have occurred any Material Adverse Effect.

(g)                RGA Purchaser, acting in good faith, shall be satisfied that it will have control of the board of directors of each NFP following Closing and that each NFP’s sole member has been changed to a member or members designated by RGA Purchaser.

(h)                Purchasers, acting in good faith, shall be satisfied that the NFP Contracts are assignable to the Purchasers pursuant to this Agreement.

(i)                 Seller shall have delivered evidence reasonably satisfactory to Purchasers of the consent to the assignment of Leases covering the Leased Real Property to Purchaser by the landlords of such Leased Real Property along with an estoppel certificate from such landlords.

(j)                 Purchasers shall have received (at Sellers’ expense) an owner's title insurance policy with respect to each Owned Real Property, issued by a nationally recognized title insurance company acceptable to Purchasers, written as of the Closing Date, insuring Purchasers in such amounts and together with such endorsements, and otherwise in such form, as Purchasers shall require. Such title insurance policy shall insure fee simple title to each Owned Real Property, free and clear of all Encumbrances. Purchasers shall have received (at Seller's expense) an appropriately certified ALTA/NSPS Land Title Survey showing no Encumbrances, and otherwise in form and substance satisfactory to Purchasers, for each of the Owned Real Properties.

(k)                All approvals, notices, consents and waivers that are listed on Section 4.1(b) of the Disclosure Schedule shall have been received, and executed counterparts thereof shall have been delivered to Purchasers at or prior to the Closing.

(l)                 Each Final Governmental Approval will have been received.

Section 3.3           Conditions to Obligations of Sellers and the Equityholders to Close. The obligations of Sellers and the Equityholders to consummate the transactions contemplated by this Agreement and the Related Agreements is subject to the satisfaction at or before the Closing of all of the following conditions, any one or more of which may be waived by Sellers, in their sole discretion:

(a)                All of the representations and warranties made by the MMT Parties in this Agreement other than the Purchaser Fundamental Representations must be true and correct in all material respects at and as of the date hereof and at and as of the Closing Date, as if made at and as of such time (except to the extent made as of a specified date, in which case as of such date); provided, that, the Purchaser Fundamental Representations must be true and correct in all respects at and as of the date hereof and at and as of the Closing Date, as if made at and as of such time (except to the extent made as of a specified date, in which case as of such date), except for de minimis inaccuracies.

(b)                The MMT Parties must have performed and complied in all material respects with all of its covenants, obligations and agreements under this Agreement to be performed or complied with on or before the Closing.

(c)                No Legal Proceeding will be pending or threatened with respect to the MMT Parties in which an unfavorable Order would (i) prevent consummation of any of the transactions contemplated by this Agreement or any Related Agreement or (ii) cause any of the transactions contemplated by this Agreement or any Related Agreement to be rescinded following consummation (and no such Order will be in effect).

(d)                Purchasers will have delivered to Sellers each of the following at or before the Closing:

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(i)                a certificate of a duly authorized officer of Purchasers, dated as of the Closing Date and executed by such officer, to the effect that each of the conditions specified above in Section 3.3(a), Section 3.3(b) and Section 3.3(c) is satisfied in all respects (the “Purchaser Closing Certificate”);

(ii)               the Bill of Sale, duly executed by RGA Purchaser; and

(iii)             the Promissory Note, duly executed by Purchasers.

(e)                Each Final Governmental Approval will have been received.

(f)                The MMT Parties shall have delivered duly executed counterpart signature pages to those employment agreements and consulting agreements substantially in the form attached hereto as Exhibit H.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES

Section 4.1           Representations and Warranties Regarding Sellers. Except as set forth on the corresponding sections of the disclosure schedule attached hereto (the “Disclosure Schedule”), Sellers represent and warrant to the MMT Parties as of the date hereof and as of the Closing Date (except as to matters that speak as of a certain date which only need be true and correct as of such date or unless provided otherwise in the representation) as follows:

(a)                Organization; Authority; Binding Effect; Capitalization. RGA is a limited liability company, duly formed, validly existing and in good standing (or the equivalent thereof) under the Laws of the State of New Mexico. Elemental is a limited liability company, validly existing and in good standing (or the equivalent thereof) under the Laws of the State of New Mexico. Each NFP is a not-for-profit corporation, validly existing and in good standing (or the equivalent thereof) under the Laws of the State of New Mexico. Each Company Party is qualified, licensed or admitted to do business as a foreign company with respect to the Business and is in good standing in each jurisdiction in which the operation of the Business requires such Company Party to be so qualified, licensed or admitted, except where failure to qualify, be licensed or admitted would not, individually or in the aggregate, result in material liability to the Company Parties, taken as a whole. Section 4.1(a)(i) of the Disclosure Schedule sets forth an accurate and complete list of each jurisdiction in which a Company Party is qualified, licensed or admitted to do business as a foreign company with respect to the Business, which represents each jurisdiction in which the operation of the Business requires a Company Party to be so qualified, licensed or admitted. Each Company Party and each Seller has all requisite power and authority to enter into this Agreement and the Related Agreements to which such Company Party or Seller is a party and to perform fully its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Related Agreements to which each Company Party and each Seller is a party and the performance by each Company Party and each Seller of its obligations hereunder and thereunder have been, or for any such Agreements to be entered into at the Closing, will be, duly and validly authorized by all necessary limited liability company action on the part of each Company Party and each Seller. This Agreement is, and when executed and delivered in accordance with this Agreement, each other Related Agreement to which each Company Party and each Seller is a party will be, a valid and binding obligation of such Company Party or Seller enforceable in accordance with its terms to the extent that such Company Party or Seller is a party thereto, except as such enforceability may be limited by Laws relating to bankruptcy, insolvency, reorganization and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies (collectively, the “Enforceability Exceptions”). The Equityholders own 100% of the issued and outstanding Equity Securities in RGA in the proportions set forth on Section 4.1(a)(ii) of the Disclosure Schedule. Except as set forth on Section 4.1(a)(iii) of the Disclosure Schedule, no Person holds any Equity Securities in either NFP. Except as set forth on Section 4.1(a)(iii) of the Disclosure Schedule, no Company Party holds any Equity Security in any other Person. Representative owns 100% of the issued and outstanding Equity Securities in Elemental.

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(b)                Authorization and Non-Contravention.

(i)                 All limited liability company action on the part of RGA necessary for the authorization, execution, delivery and performance of this Agreement and the Related Agreements have been, or for any such Agreements to be entered into at the Closing, will be, taken by RGA. Each Company Party and each Seller has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement, when duly executed and delivered in accordance with its terms, will constitute a valid and binding obligation of each Company Party party hereto and each Seller, enforceable against each such Company Party and Seller in accordance with its terms, except as may be limited by the Enforceability Exceptions. No corporation action on the part of either NFP is necessary for the authorization, execution, delivery and performance of this Agreement and the Related Agreements.

(ii)               Except as set forth on Section 4.1(b) of the Disclosure Schedule, the execution, delivery and performance by each Company Party and each Seller of this Agreement and the Related Agreements to which each Company Party and each Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not, as applicable: (A) conflict with or result in a violation or breach of, or default under, any provision of the governing documents of any Company Party; (B) conflict with or result in a violation or breach of any provision of any Law or Order applicable to any Company Party; or (C) require the consent, notice or other action by any Person under any Contract to which any Company Party is a party. Except as set forth on Section 4.1(b) of the Disclosure Schedule no consent, approval, Permit, Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Company Party in connection with the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby, except where failure provide any such notice, make any such filing or obtain any such consent, approval, Permit, Order, declaration or filing with, or notice, or approval would not reasonably be expected to, individually or in the aggregate, be materially adverse to the Company Parties, taken as a whole.

(c)                Litigation; Compliance with Laws; Business Restrictions.

(i)                 Except as set forth in Section 4.1(c)(i) of the Disclosure Schedule, there is no, and in the five (5) years prior to the date hereof, there has not been any, claim (whether or not commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority) or other action, suit, arbitration, mediation, claim, audit, investigation (including with respect to harassment, sexual harassment or workplace violence), demand, hearing, petition, dispute, controversy, complaint, charge, inquiry, litigation, proceeding or administrative investigation (each, a “Legal Proceeding”) before any Governmental Authority pending, or to Sellers’ Knowledge, threatened in writing against any Company Party to which a Company Party are or was a party or concerning any of the assets or properties of any Company Party or the Business. No Company Party is, nor in the five (5) years prior to the date hereof, have been, subject to any order, conciliation, settlement, stipulation, ruling, requirement, notice, directive, award, decree, judgment or other determination of any Governmental Authority (each, an “Order”), and there is no, and there has not been any, Order against any NFP, Elemental or Sellers’ equityholders, officers, directors, managers or, to Sellers’ Knowledge employees (in each case, in its, his or her capacity as such) that could prevent, enjoin or materially delay any of the transactions contemplated hereunder or under any Related Agreement.

(ii)               Each Company Party is currently and in the five (5) years prior to the date hereof, has been in compliance in all material respects with, and has operated the Business and maintained the Purchased Assets in compliance in all material respects with all applicable Laws (except to the extent that the U.S. federal law conflicts with applicable U.S. state and local laws). Each Company Party is currently, and in the five (5) years prior to the date hereof, has been, in compliance in all material respects with (A) all applicable CCD rules, including emergency rules, and industry bulletins as they are released, and (B) all applicable Laws and guidelines governing or pertaining to cannabis (including marijuana, hemp, and derivatives thereof, including CBD). In the five (5) years prior to the date hereof, as of the date hereof, the Company Parties have not received from any Person or Governmental Authority any written or, to Sellers’ Knowledge, oral notification with respect to any alleged noncompliance or violation of any Law. The Company Parties are not subject to, nor a party to, any organizational document, Permit or Contract the terms of which explicitly prevent the continued operation of the Business after the Closing on substantially the same basis as operated by any Company Party prior to the Closing, or restrict the ability of Purchasers to acquire any property or conduct business in any area, in either case, with respect to the Business in the manner operated by any Company Party prior to the Closing in the five (5) years prior to the date hereof.

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(iii)             Neither the execution and delivery of this Agreement or any Related Agreement nor the consummation of the transactions contemplated hereby or by any Related Agreement will in any way impair the Business as a result of order cancellations, refusals to deal or any similar adverse effects. No NFP is subject to, nor a party to, any organizational document, Encumbrance, Permit or Contract that would prevent the continued operation of the Business after the Closing on substantially the same basis as operated by such NFP prior to the Closing, or which would restrict the ability of Purchasers to acquire any property or conduct business in any area.

(iv)              Neither any Company Party, Equityholders, nor, to Seller’s Knowledge, any of Sellers’ employees, consultants, agents, representatives or independent contractors acting on Sellers’ behalf have been (A) excluded from participation in the Business, by reason of Law or otherwise, (B) suspended or declared ineligible to participate in or voluntarily excluded from the Business, or (C) subject to any disciplinary or similar Legal Proceeding or, to Sellers’ Knowledge, other form of monitoring or review by any Governmental Authority based upon any alleged improper or unlawful activity on the part of any Company Party or such Person in connection with the Business or which would affect the Business. Except as set forth on Section 4.1(d)(i) of the Disclosure Schedule, no Company Party has received any notice of deficiency from any Governmental Authority.

(d)                Financial Statements; Undisclosed Liabilities.

(i)                 The Company Parties have delivered to Purchasers the balance sheets, statements of cash flows and statements of income of the Company Parties as of the twelve month periods ending December 31, 2019 and December 31, 2018 (the “Unaudited Annual Financial Statements”) and the balance sheets and statements of income for the ten (10) month period ending October 31, 2021 (the “Interim Financial Statements”), and will have delivered to Purchasers prior to Closing the audited balance sheets, statements of cash flows and statements of income of the Company Parties as of the twelve (12) month periods ending December 31, 2020 (the “Audited Financial Statements,” and, collectively with the Unaudited Annual Financial Statements and the Interim Financial Statements, the “Financial Statements”). The Audited Financial Statements, (i) will have been prepared in accordance with the books and records of the Company Parties (which books and records are and will be true, complete and correct in all material respects), (ii) fairly represent the assets, liabilities and financial position of the Company Parties and the results of operations and changes in financial position of the Company Parties as of the dates and for the periods indicated and (iii) will have been prepared in conformity with the respective Accounting Principles. The Unaudited Financial Statements and the Interim Financial Statements have been prepared in accordance with the books and records of the Company Parties (which books and records are true, complete and correct in all material respects) on a basis consistent with past practice in all material respects.

(ii)               The Company Parties do not have any Liability that would be required by the respective Accounting Principles to be reflected on a consolidated balance sheet (or the notes thereto) of the Company Parties, except for any such Liability (A) set forth on the face of the Most Recent Balance Sheets (or in any notes thereto), (B) listed on Section 4.1(d)(ii) of the Disclosure Schedule, (C) that has arisen in the Ordinary Course of Business since the date of the Most Recent Balance Sheets, (which does not arise out of, relate to or result from and which is not in the nature of and was not caused by any breach of contract, breach of warranty, tort, infringement or any violation of Law by any Company Party), (D) obligations to pay or perform arising under any Material Contract (other than any liability or obligations arising out of, resulting from or caused by from any breach by any Company Party of such Material Contract), (E) created pursuant to this Agreement or any Related Agreement or arising in connection with the transactions contemplated hereby or thereby or (F) Liabilities that would not reasonably be expected, individually or in aggregate, to be materially adverse any Company Party, taken as a whole. Section 4.1(d)(ii) of the Disclosure Schedule lists all Indebtedness of each Company Party outstanding on the date hereof.

(iii)             All Accounts Receivable reflected on the Most Recent Balance Sheets represent valid and to Sellers’ Knowledge, undisputed obligations of each obligor thereof arising from bona fide sales actually made or services actually performed in the Ordinary Course of Business. Except as set forth in Section 4.1(d)(iii) of the Disclosure Schedule, to Sellers’ Knowledge, there is no contest or claim under any Contract with any obligor of any Account Receivable reflected on the Most Recent Balance Sheets regarding the amount or validity of such Account Receivable.

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(e)                Absence of Certain Changes. Since the date of the Most Recent Balance Sheets, and other than in the Ordinary Course of Business or in connection with this Agreement or any Related Agreement or the transactions contemplated hereby or thereby, and except as set forth on Section 4.1(e) of the Disclosure Schedule, there has not been, with respect to the Business or the any Company Party, any:

(i)                 event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(ii)               amendment of the organizational documents of any Company Party;

(iii)             issuance, sale or other disposition of any of its Equity Securities or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its Equity Securities;

(iv)              declaration or payment of any non-cash dividends or non-cash distributions on or in respect of any of its Equity Securities or redemption, purchase or acquisition of its Equity Securities;

(v)                change in any method of accounting or accounting practice of any Company Party;

(vi)              change in any of any Company Party’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, Inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(vii)            entry into any Contract that would constitute a Material Contract;

(viii)          incurrence, assumption or guarantee of any Indebtedness, except unsecured current obligations (including any amounts incurred with respect to any credit card of the Business) and liabilities incurred in the Ordinary Course of Business consistent with past practice;

(ix)              transfer, assignment, sale or other disposition of any of the assets of any Company Party or cancellation of any debts or entitlements, in each case in excess of an aggregate of $25,000 and excluding sales of inventory in the Ordinary Course of Business;

(x)                transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Owned IP or other Intellectual Property Rights other than nonexclusive licenses granted in the Ordinary Course of Business;

(xi)              termination, material modification to or cancellation of any Material Contract to which any Company Party is a party or by which it is bound other than expirations or extensions in accordance with the terms of such Material Contract;

(xii)            any capital expenditures in excess of $50,000;

(xiii)          imposition of any Encumbrance that is not a Permitted Encumbrance upon any of any Company Party’s properties, capital stock or assets, tangible or intangible;

(xiv)          (A) grant of any bonuses or increase in any wages, salary, severance, pension or other compensation or benefits in any material respect in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements provided to Purchasers or any Employer Benefit Plan or required by Law, (B) change in the terms of employment for any employee or any termination of any employees, in each case for which the aggregate costs and expenses exceed $50,000, or (C) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

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(xv)            adoption, modification or termination of any: (A) employment, severance, retention or other agreement with any current or former officer, (B) Employee Benefit Plan, other than in connection with the renewal or replacement of Employee Benefit Plan on substantially similar terms or (C) collective bargaining or other agreement with a union, in each case whether written or oral, other than, in the case of clauses (A) and (B), in the Ordinary Course of Business;

(xvi)          entry into a new line of business or abandonment or discontinuance of existing lines of business;

(xvii)        adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy law or consent to the filing of any bankruptcy petition against it under any similar Law;

(xviii)      purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $25,000, individually (in the case of a lease, per annum) or $50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory or supplies in the Ordinary Course of Business;

(xix)          acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(xx)            action by any Company Party to make, change or rescind any Tax election or amend any Tax Return;

(xxi)          occurrence of any Company Party not being Solvent; or

(xxii)        entry into any Contract to do any of the foregoing.

(f)                 Assets.

(i)                 (a) RGA has good and valid title to, a valid leasehold interest in or a valid license to use, all of the Purchased Assets, (b) Elemental has good and valid title to, a valid leasehold interest in or a valid license to use, all of the assets of Elemental and (c) the NFPs have good and valid title to, a valid leasehold interest in or a valid license to use, all of the NFP Assets (as defined below); in each case free and clear of all Encumbrances other than Permitted Encumbrances, and any Encumbrances set forth on Section 4.1(f)(i) of the Disclosure Schedule. Each Purchased Asset that is tangible personal property is free from material defects, patent and latent, has been maintained in accordance with industry practice in all material respects, is in good operating condition and repair, subject to normal wear and tear and is suitable for the purposes for which it is used, held for use and currently intended to be used. All Marijuana Inventory is non-expired, free from mildew, fungus, rot, infestation, spoilage and agricultural neglect and of merchantable quality, and to Sellers’ Knowledge, no Marijuana Inventory contains any impermissible pesticide, chemical, or contaminant (pursuant to the applicable Laws of the State of New Mexico); nor is restricted from sale or transfer by CCD.

(ii)               The Purchased Assets, the assets of Elemental and the NFPs (the “NFP Assets”) constitute in all material respects all of the properties and assets necessary to operate the Business in substantially the same manner as conducted by the Company Parties during the twelve (12) months immediately preceding the date hereof and as required by applicable Law.

(iii)             All items of Inventory consist of a quality and quantity usable or salable in the Ordinary Course of Business of the Company Parties, except as would not reasonably be expected, individually or in the aggregate, to be materially adverse to the Company Parties, taken as a whole. Except as set forth on Section 4.1(f)(i) of the Disclosure Schedule, the Company Parties are not in possession of any Inventory not owned by such Company Party.

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(g)                Real Property.

(i)                 Except as set forth on Section 4.1(g)(ii) of the Disclosure Schedule, (such Property, “Owned Real Property”) the Company Parties do not own and have never owned any real property (including any ownership interest in any buildings or structures and improvements located thereon). The Company Parties are not obligated or bound by any options, obligations or rights of first refusal or contractual rights to sell, lease or acquire any real property. The Company Parties has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof . The applicable Company Party has good and marketable fee simple title to the Owned Real Property, free and clear of all Encumbrances.

(ii)               Section 4.1(g)(ii) of the Disclosure Schedule sets forth an accurate, complete and correct list of all Contracts pursuant to which the Company Parties lease, sublease, license, use, operate or occupy or has the right to lease, sublease, license, use, operate or occupy, now or in the future, any real property (each, whether written, oral or otherwise, being a “Real Property Lease” and any real property, land, buildings and other improvements covered by a Real Property Lease being “Leased Real Property”), and for each such Real Property Lease, the address of the Leased Real Property that is the subject of such Real Property Lease. The Company Parties have not assigned, transferred or pledged any interest in any Real Property Lease. There are no leases, subleases, licenses or other agreements granting to any Person other than the Company Parties any right of use or occupancy of any portion of the Leased Real Property. All of the land, buildings and structures used by the Company Parties in the Business are included in the Leased Real Property. Since January 1, 2021, the Company Parties have not exercised any option or right to terminate, renew or extend or otherwise affect any right or obligation of the tenant with respect to any of the Leased Real Properties or to purchase any of the Leased Real Property.

(iii)             The Company Parties have not received any written notice of any violation of Laws by the Company Parties with respect to any Real Property Lease or any Leased Real Property. To Sellers’ Knowledge, as of the date hereof, there are no pending or, to Seller’s Knowledge, threatened Legal Proceedings regarding condemnation or other eminent domain Legal Proceedings affecting any Leased Real Property.

(h)                Products; Product Warranty and Liability. Except as set forth on Section 4.1(h) of the Disclosure Schedule:

(i)                 There are no defects in the design or technology embodied in any Products that materially impair or are reasonably likely to materially impair the intended use of such Products. No Product is subject to any guaranty, warranty or other indemnity other than as arising under Law. To Seller’s Knowledge, the Company Parties have no material Liability for any injury to individuals as a result of the sale, distribution, resale or use of any Product.

(ii)               The Company Parties have not been subject to any material Legal Proceeding or Order, or received written notice of suspected violation or investigation from, by or before any Governmental Authority relating to any Inventory or Product, or claim or lawsuit involving a Product which is pending or threatened in writing, by any Person. There has not been, nor is there under consideration by the Company Parties, any Product recall or post-sale warning conducted by or on behalf of the Company Parties concerning any Product. At the time sold, distributed or placed in the stream of commerce by the Company Parties, all Products have conformed in all material respects with all applicable Contracts and all applicable express and implied warranties, the Company Parties’ published Product specifications and all regulations, certification standards, safety standards and other requirements of any applicable Governmental Authority or third party, including, but not limited to, all restricted ingredients pursuant to the CCD rules and regulations, and other Law, and were free from contamination, deficiencies or defects in all material respects. The Company Parties have no contractual liability for replacement, repair or reperformance thereof or other damages in connection with any Products.

(i)                 Environmental, Health and Safety Matters.

(i)                 The Company Parties and their predecessors and, with respect to the Business, Affiliates have complied, and are in compliance, in all material respects with all Environmental, Health and Safety Requirements. Neither the Company Parties nor any Affiliate of the Company Parties in connection with the Business, have received in writing any notice, report or other information regarding any actual or alleged violation or breach of any Environmental, Health and Safety Requirement by such Person or any investigatory, remedial or corrective Liabilities of such Person that remains unresolved as of the date hereof, except as set forth on Section 4.1(i)(i) of the Disclosure Schedule. The Sellers have furnished to Purchasers all environmental audits and environmental reports that identify any liability to the Company Parties or the Business that are in the Company Parties’ or the Equityholders’ possession.

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(ii)               None of the following exists at any of the Leased Real Property: (A) underground storage tanks; (B) asbestos-containing material in any form or condition; (C) materials or equipment containing polychlorinated biphenyls; or (D) landfills, surface impoundments or Hazardous Substance disposal areas. Neither the Company Parties nor any of their Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed or released any Hazardous Substance, and none of the Leased Real Property is contaminated by any Hazardous Substance in any case as would reasonably be likely to give rise to any material Liabilities to the Business or the Company Parties, including any material Liability to the Business for fines, penalties, investigative costs, response costs, cleanup costs, corrective action costs, personal injury, property damage, natural resources damages or attorneys’ fees pursuant to any Environmental, Health and Safety Requirements. The Company Parties have not assumed, undertaken or otherwise become subject to any material Liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental, Health and Safety Requirements.

(iii)             Neither this Agreement nor any Related Agreement, nor the consummation of the transactions contemplated herein or therein, would reasonably be expected to result in any obligation for site investigation or cleanup, or notification to or consent of any Governmental Authority or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental, Health and Safety Requirements.

(j)                 Intellectual Property.

(i)                 Each Company Party solely and exclusively owns all right, title and interest in and to the Owned IP. All Owned IP is free and clear of any Encumbrances, except for Permitted Encumbrances. The Seller IP is all the Proprietary Information and Technology that is required to conduct the Business in the manner in which it is currently being conducted and as currently proposed to be conducted. All Owned IP is fully transferable, alienable and licensable by the applicable Company Party without restriction and without payment of any kind to any third party and without approval of any third party. The execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated by this Agreement and the Related Agreements will not result in the material loss or impairment of the Owned IP, or give rise to any right of any Person to terminate any rights under any Inbound License or exercise any new or additional rights under any of the Inbound Licenses. Each item of Seller IP owned or exploited by a Company Party prior to the Closing will be owned or available for exploitation by Purchasers on identical terms and conditions after the Closing.

(ii)               The Company Parties’ use of the Owned IP in connection with conducting the Business do not infringe, misappropriate, or violate any Intellectual Property Right of any Person (and have not previously done so). There is no past, pending or threatened Legal Proceeding alleging that the Company Parties’ use of the Owned IP in connection with conducting of the Business infringes, misappropriates or otherwise violates the Intellectual Property Rights of any Person or any facts or circumstances that might reasonably serve as the basis for any such Legal Proceeding. Sellers have not received any written notice that a Company Party must license or refrain from using any Proprietary Information and Technology required to conduct the Business in the manner in which it is currently being conducted. No Person has interfered with, infringed upon, misappropriated, or violated a Company Parties’ Intellectual Property Rights in any Owned IP.

(iii)             Section 4.1(j)(iii) of the Disclosure Schedule accurately identifies: (A) each item of Registered IP (and for each such item, the full legal name of the owner of record, the jurisdiction in which it exists, the application or registration number, and the date of application, registration or issuance, as applicable), (B) all domain names owned or used by a Company Party (and for each such item the full legal name of the owner of record and the expiration date) and social media accounts, and (C) a list of each assumed name, trade name and fictitious name used in the Business. All Registered IP is (x) in full force and effect, (y) valid, subsisting and enforceable and (z) has been obtained and maintained in compliance with all Laws.

(iv)              Section 4.1(j)(iv) of the Disclosure Schedule accurately identifies each: (A) Inbound License (excluding commercially available, off-the-shelf licenses for executable software with an acquisition cost of less than $5,000) and (B) Outbound License. Sellers have delivered to Purchasers true, complete and correct copies of the same. All IP Licenses are valid, binding and enforceable against all parties thereto, and there exists no event or condition that does or will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by any party thereunder. There is no Contract, Order or other provision or requirement that obligates a Company Party to grant any license, covenant not to sue, immunity, release or right in the future with respect to any Owned IP.

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(v)                Section 4.1(j)(v) of the Disclosure Schedule accurately identifies: all Software in the Owned IP material to the conduct of the Business as it is currently operated (for greater certainty, including any Open Source Material) that is contained in, distributed with, accessed by, or used in the operation, support, development or compilation of any Products. No source code for any Software that is owned by a Company Party has been delivered, licensed, or is subject to any source code escrow, delivery or similar obligation, whether contingent or otherwise, by RGA or Elemental to any third party. All source code for any Software that is owned by a Company Party is commented using industry conventions that would permit a person reasonably skilled in the art of computer programming to read, understand and modify it. No Company Party is obligated under any Inbound Licenses or any Open Source Materials to distribute or make available any Software included in the Owned IP, including any source code or other materials, or grant any rights to any such Software to any Person; and the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated by this Agreement and the Related Agreements will not subject a Company Party or Purchasers to any such obligation. No funding, facilities or personnel of any educational institution or Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Owned IP owned or purported to be owned by a Company Party.

(vi)              Each Company Party and Equityholder has: (A) taken all reasonable measures to protect and preserve its rights in the Owned IP and the confidentiality of all Trade Secrets contained therein; and (B) only disclosed any Trade Secrets owned or held by it pursuant to the terms of a written agreement that requires the Person receiving such Trade Secrets to reasonably protect and not disclose such Trade Secrets.

(vii)            Except as set forth on Section 4.1(j)(vii) of the Disclosure Schedule, each current and former employee, officer, consultant and contractor of a Company Party who is or has been involved in the development (alone or with others) of any Owned IP, or has or previously had access to or otherwise developed any Owned IP, has executed a written and enforceable Contract that (A) irrevocably assigns to the relevant Company Party, without an obligation of additional payment, all right, title and interest in and to any such Owned IP, (B) irrevocably waives any moral rights that such person may have in and to such Owned IP, and (C) reasonably protects the relevant Company Party’s Trade Secrets. True, complete and correct copies of such Contracts have been made available to Purchasers.

(viii)          To Sellers’ Knowledge, all Software used by each Company Party is substantially free of any material defects, bugs and errors, and does not contain or make available any disabling software, code or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, Software, data or other materials (“Contaminants”). The Company Parties have taken all commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems are substantially free from Contaminants.

(ix)              The computer, information technology and data processing systems, facilities and services used by the Company Parties, including all Software, hardware, networks, communications facilities, platforms and related systems and services (including those under the custody or control of the Company Parties or those co-located or otherwise made available from third parties) used or currently planned to be used by the Company Parties (collectively, the “Systems”), are sufficient to operate the Business in the manner it is currently being conducted. The Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the Business in the manner it is currently being conducted and as currently proposed to be conducted. There has been no failure, breakdown or substandard performance of any Systems during the previous twelve (12) months that has caused a material disruption or interruption in or to any use of the Systems or the operation of the Business.

(k)                Insurance.

(i)                 Section 4.1(k)(i) of the Disclosure Schedule lists the following information with respect to each insurance policy to which any Company Party is a party or under which any of its assets or properties, the Business, or any of its current or former employees, officers, directors or managers (in each such individual’s capacity as such) is a named insured or otherwise the beneficiary of coverage thereunder (each, an “Insurance Policy”): (A) the title of the policy for such Insurance Policy; (B) the policy number and the period of coverage for such Insurance Policy; and (C) the name of the insurer, the name of the policyholder and the name of each covered insured for such Insurance Policy.

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(ii)               With respect to each Insurance Policy: (X) such Insurance Policy is legal, valid, binding and enforceable on the applicable Company Party and in full force and effect and all premiums due and payable to date thereunder have been paid, the (Y) the Company Parties are not nor in the past five (5) years have they been, in default or otherwise in material breach thereof (including regarding payment of premiums or giving of notices), and (Z) to Seller’s Knowledge, no event has occurred that (with or without the passage of time or giving of notice) would reasonably be expected to constitute such a default or breach, or permit termination, modification, cancellation or acceleration of any right or obligation under such Insurance Policy.

(l)                 Employees.

(i)                 Section 4.1(l)(i) of the Disclosure Schedule sets forth, with respect to each current employee of the Company Parties (including any employee who is on a leave of absence or on layoff status): (i) the name, title or classification of each employee; (ii) each employee’s annualized base compensation as of January 1, 2021; (iii) the number of hours of paid time off that each employee has accrued as of October 31, 2021; and (iv) whether the employee is on leave or layoff status and, if applicable, the estimated return to work date.

(ii)               No former employee of the Company Parties (or spouse or other dependent thereof) is due and payable from the Company Parties any benefits from the Company Parties relating to such former employee’s employment with the Company Parties.

(iii)             The employment of the employees of the Company Parties is terminable by the applicable Company Party at-will and no employee is entitled to severance pay or other benefits following termination or resignation, except as otherwise provided by Law. Sellers have made available to Purchasers accurate copies of all current employment agreements and written employee manuals and handbooks relating to the employment of employees of the Company Parties.

(iv)              To Seller’s Knowledge, no employee of the Company Parties whose annual compensation is in excess of $75,000 per year is a party to or is bound by any confidentiality agreement, noncompetition agreement, non-solicitation agreement, work-made-for-hire IP assignment agreement, or other Contract (with any Person) that would reasonably be expected to have a materially adverse effect on (A) the performance by such employee of any of his or her duties or responsibilities as an employee of such applicable Company Party, or (B) the Business. As of the date hereof, neither the Company Parties nor either Equityholder has received written notice that any current employee intends to terminate his or her employment with the applicable Company Party.

(v)                The Company Parties are not party to, or bound by, any labor agreement, collective bargaining agreement or any other labor-related agreements or arrangements with any labor union, labor organization or works council. There are no labor agreements, collective bargaining agreements or any other labor-related agreements or arrangements that pertain to any employees of the Company Parties and no employees of the Company Parties are represented by any labor union, labor organization or works council.

(vi)              There has never been any strike, lockout, slowdown, work stoppage, or, to Sellers’ Knowledge, union organizing activity, or any similar activity or dispute, by or for the benefit of any of the Company Parties’ employees affecting the Company Parties or any of its employees, and, to Sellers’ Knowledge, no Person has threatened to commence any such strike, lockout, slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute.

(vii)            The Company Parties have not violated the WARN Act or any similar state or local Law. Except as set forth in Section 4.1(l)(vii) of the Disclosure Schedule, during the ninety (90)-day period prior to the date hereof, the Company Parties have not terminated any employees.

(viii)          Section 4.1(l)(viii) of the Disclosure Schedule accurately sets forth each Person retained by the Company Parties as a consultant or independent contractor as of the date hereof. The Company Parties have not misclassified any independent contractors or employees in violation of applicable Law and no individual or Governmental Authority has threatened any Legal Proceeding regarding misclassification of any independent contractor.

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(ix)              The Company Parties have complied in all material respects with the requirements of all federal, state and local laws regarding immigration, including, but not limited to the requirements under the federal Immigration Reform and Control Act of 1986, as amended, the Immigration and Nationality Act of 1990, as amended, and the Illegal Immigration Reform and Immigrant Responsibility Act of 1996, as amended, and any successor statutes, laws, rules and regulations thereto (“Immigration Laws”). The Company Parties are not the subject of any inspection or investigation relating to its compliance with or violation of the Immigration Laws, nor have the Company Parties been fined, penalized, warned or received any other written notice regarding compliance with the Immigration Laws.

(m)              Employee Benefits.

(i)                 Section 4.1(m)(i) of the Disclosure Schedule sets forth a true, complete and correct list of all material Employee Benefit Plans, as currently in effect or for which any obligations of the Company Parties exist.

(ii)               None of the Employee Benefit Plans listed on Section 4.1(m)(i) of the Disclosure Schedules are required to obtain a favorable determination letter or advisory letter issued by the Internal Revenue Service as to its qualified status under the Code.

(iii)             None of the Employee Benefit Plans that are “welfare benefit plans” as defined in ERISA Section 3(1) provide for continuing benefits or coverage for any participant or beneficiary of a participant after such participant’s termination of employment, except to the extent required by Law.

(iv)              Neither the Company Parties nor any ERISA Affiliate has ever sponsored, maintained, contributed to or had any obligation to contribute to a plan or arrangement that is or was (i) subject to Title IV of ERISA or Section 412 of the Code; (ii) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA); (iii) a “multiple employer plan” (within the meaning of Section 3(40) of ERISA or Section 413(c) of the Code); (iv) a “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code); or (v) a “multiple employer welfare arrangement” (within the meaning of Section 3(40)(A) of ERISA).

(v)                Sellers have made available to Purchasers, with respect to each Employee Benefit Plan and as applicable: (A) a copy of the Employee Benefit Plan and all amendments (including any amendment that is scheduled to take effect in the future); (B) a copy of each Contract (including any trust agreement, funding agreement, service provider agreement, insurance agreement, investment management agreement or recordkeeping agreement) relating to the Employee Benefit Plans; (C) a copy of any summary plan description for the Employee Benefit Plans; (D) a copy of any Form 5500 for each of the Employee Benefit Plan years, to the extent that a Form 5500 is required; and (E) a copy of the most recent determination letter, notice or other document that has been issued by, or that has been received by the Company Parties from, any Governmental Authority with respect to such Employee Benefit Plan.

(vi)              Each Employee Benefit Plan has been operated and administered in accordance with its terms and in compliance in all material respects with Law, including the Code and ERISA.

(vii)            Each contribution or other payment that is required by Law or by the terms of the applicable Employee Benefit Plan to have been accrued or made to, under, or with respect to such Employee Benefit Plan has been duly accrued or made on a timely basis.

(viii)          To Sellers’ Knowledge, no prohibited transaction within the meaning of Code Section 4975 or ERISA Section 406 or 407, and not otherwise exempt under ERISA Section 408, has occurred with respect to an Employee Benefit Plan that would reasonably be expected to subject the Company Parties to any material liability.

(ix)              There are no material Legal Proceedings pending nor, to Sellers’ Knowledge, threatened in writing, with respect to any Employee Benefit Plan or the assets of any Employee Benefit Plan or any related trust (other than routine claims for benefits).

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(x)                Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) accelerate the time of payment or vesting, require the funding of any benefit, or increase the amount of compensation due any officer, director, employee, or consultant under any of the Employee Benefits Plans except as may occur as the result of a termination of employment or (ii) result in the payment of any amount that may be deemed a “parachute payment” under Section 280G of the Code with respect to any employee of the Company Parties, to the extent applicable to the transaction contemplated by this Agreement.

(n)                Permits. The Company Parties have maintained, in full force and effect, and have complied with, all material Permits and have filed all material registrations, reports and other documents that, in each case, are necessary or required for the conduct of the Business as currently operated, or the ownership, lease, use or operation of the assets or properties of the Business. Section 4.1(n) of the Disclosure Schedule lists all such Permits. All of the Permits identified in Section 4.1(n) of the Disclosure Schedule are validly issued, in good standing and full force and effect, and do not require renewal (either at the state or local level) prior to ninety (90) days after the Closing Date. The Company Parties are in compliance in all material respects with all of their Permits. The Company Parties have not received any written notice from any Governmental Authority alleging the violation of, or failure to comply with, any term or requirement of any of their respective Permits, or regarding the revocation, withdrawal, suspension, cancellation, termination or modification of any of their respective Permits. There is no Legal Proceeding pending or Order outstanding or, to Sellers’ Knowledge, threatened in writing against the Company Parties that would reasonably be expected to adversely affect any such material Permit, except as would not reasonably be expected, individually or in the aggregate, to be materially adverse to the Company Parties, taken as a whole. Except as otherwise prohibited by Law, such Permits will be assigned to Purchasers at the Closing

(o)                Contracts and Commitments.

(i)                 Section 4.1(o)(i) of the Disclosure Schedule sets forth an accurate and complete list of the following Contracts to which a Company Party is a party or by which any Company Party’s assets are bound as of the date hereof, in each case, with respect to the Business (collectively, “Material Contracts”):

(A)             Any NFP Contract;

(B)              any Real Property Lease;

(C)              any Contract (or group of related Contracts) for the lease or license of personal property (excluding Proprietary Information and Technology) to or from any Person;

(D)             agreements or series of related agreements with customers or distributors involving aggregate payments to the Business in excess of $50,000 in the twelve (12)-month period ended December 31, 2020 or that include aggregate payments to the Business in excess of $50,000 in the twelve (12)-month period following Closing;

(E)              any Contract (or group of related Contracts) for the purchase or sale of raw materials, commodities, supplies, products or other personal property (excluding Proprietary Information and Technology) or for the furnishing or receipt of services involving aggregate payments by the Business, in each case in excess of $50,000 in the twelve (12)-month period ended December 31, 2020 or that require aggregate payments by the Business in excess of $50,000 in the twelve (12)-month period following Closing;

(F)              Contract for the sale of assets owned or leased by a Company Party with a book value of $50,000 in the aggregate (other than Inventory sales in the Ordinary Course of Business);

(G)             any Contract concerning a partnership or joint venture;

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(H)             Contract for (A) the acquisition, merger or purchase of all or substantially all of the assets or business of a third-party, or (B) the purchase or sale of assets outside of the Ordinary Course of Business for aggregate consideration payable by a Company Party of $50,000 or more;

(I)                any Contract (or group of related Contracts) under which a Company Party has created, incurred, assumed or guaranteed any Indebtedness or under which a Company Party has imposed or become subject to any Encumbrance other than Permitted Encumbrances on any of its material assets, tangible or intangible;

(J)                any Contract that includes non-disclosure or confidentiality restrictions on the Business or the Company Party’s operation of the Business;

(K)             any Contract between a Company Party, on one hand, and another Company Party, any Equityholders, or any of any Company Party’s or any Equityholders’ other Affiliates, on the other hand;

(L)              any profit sharing, equity option, equity purchase, equity appreciation, deferred compensation, severance, change of control or other material plan or arrangement for the benefit of the current or former officers, directors, managers, employees or independent contractors of a Company Party;

(M)            any collective bargaining agreement;

(N)             any Contract for the employment of any individual on a full-time, part-time, consulting, or other basis for compensation in excess of $75,000 annually or that provides for severance benefits;

(O)             any Contract under which a Company Party has advanced or loaned any amount to such Company Party’s officers, directors, managers or employees (other than the advance of expenses in the Ordinary Course of Business that are not in excess of $5,000 in the aggregate);

(P)              any Contract under which a Company Party has made any advance or loan to any other Person;

(Q)             any settlement, conciliation, or similar Contract;

(R)              any Government Contract;

(S)              any Contract that (i) limits the freedom of the Company Parties or Business to compete in any line of business or with any Person or in any area (including any agreement that contains any non-competition or non-solicitation provision), (ii) contains exclusivity obligations or restrictions binding on the Company Parties or Business or (iii) contains most favored nations provisions binding on the Company Parties or Business; and

(T)              Contract, not otherwise identified above, pursuant to which a Company Party is obligated as of the Closing Date to make payments in excess of $50,000 during the 12-month period following the date hereof.

(ii)               Sellers have delivered to Purchasers a true, complete and correct copy of each Material Contract and a written summary setting forth the material terms and conditions of each oral Material Contract. Except as set forth on Section 4.1(o)(ii) of the Disclosure Schedule, with respect to each such Material Contract: (A) such Contract is legal, valid, binding, enforceable and in full force and effect; (B) no Company Parties, nor to Sellers’ Knowledge, any other party, is in material breach or default, and, to Sellers’ Knowledge, no event has occurred that with notice or lapse of time or both would constitute a breach or default or permit termination, modification or acceleration under any Material Contract; and (C) the Company Parties have not, and to Sellers’ Knowledge, no other party has, repudiated in writing any provision of such Contract as of the date hereof.

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(p)                Tax Matters. Each Company Party has timely filed all Tax Returns that were required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. Except as set forth on Section 4.1(p) of the Disclosure Schedule, no Company Party has requested or been granted, and no Company Party is the beneficiary of, any extension of the time for filing any Tax Return that has not yet been filed (other than automatic extensions). All Taxes owed by each Company Party with respect to any Tax period ending on or before the Closing Date were paid when due. Section 4.1(p) of the Disclosure Schedule is an accurate list of all material federal, state, local and foreign Tax Returns filed by or with respect to the business and activities of any Company Party that have been audited. Except as set forth on Section 4.1(p) of the Disclosure Schedule, there is no Legal Proceeding with respect to Taxes in progress, pending, or, to any Seller’s Knowledge, threatened. All deficiencies in Taxes proposed by any Governmental Authority as a result of any adjustments to the Taxes reported to be due by any Company Party have been paid. Each Company Party has complied in all material respects with all Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any non-United States Laws) and has, within the time and the manner prescribed by Law, withheld and paid over to the applicable Governmental Authority all amounts required to be so withheld and paid over under all Laws. Each Company Party (i) does not have in effect any waiver of any statute of limitations regarding Taxes, (ii) is not a party to any Contract to an extension of time regarding the assessment of any Tax deficiency, and (iii) has not received a written claim from any Governmental Authority in a jurisdiction with respect to which such Company Party does not file Tax Returns that such Company Party is or may be subject to taxation by such jurisdiction. There are no Encumbrances for Taxes upon any of the Purchased Assets, other than Permitted Encumbrances. All persons who performed or is performing services for any Company Party who are classified and treated as independent contractors, consultants or in a similar capacity for Tax purposes qualify as independent contractors and not as employees under Tax Law. No Company Party is a party to, or bound by, and has any Liability under any Tax sharing agreement, Tax indemnification agreement, or Tax allocation agreement or similar Contract (other than customary commercial Contracts, the primary purpose of which is unrelated to Taxes). No Company Party has any Liability for Taxes of any other Person under any Law, as a transferee or successor, by Contract or otherwise (other than customary commercial Contracts, the primary purpose of which is unrelated to Taxes). No Company Party has taken on its federal income Tax Returns any positions that could reasonably give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code, and the Company Parties has not engaged in any transaction that is reportable under Treasury Regulation Section 1.6011-4. The Company Parties are not obligated to make, and will have no obligation to make as a result of the execution, delivery, and performance of this Agreement, any parachute payments as such term is defined in Section 280G of the Code, and is not a party to any agreement that is reasonably likely to obligate it, or any successor in interest, to make any parachute payments under Section 280G of the Code as a result of the execution, delivery, and performance of this Agreement.

(q)                Data Privacy; PCI Compliance; Data Security. The Company Parties have: (A) materially complied with all Laws relating to data, data privacy, data protection and data security of Personally Identifiable Information and its collection, storage, transmission, transfer (including cross-border transfers), processing, disclosure, destruction and use (collectively, “Collection and Use”) (such compliance, the “Personally Identifiable Information Obligations”); and (B) taken sufficient measures to ensure that all date and information owned, collected, held, processed or otherwise used by a Company Party, including Personally Identifiable Information, (collectively “Seller Data”) is protected against loss, damage, and unauthorized access, or other misuse. To Seller’s Knowledge, there has been no unauthorized access or other misuse of any Seller Data, and to Sellers’ Knowledge no fact or circumstance has existed or exists that would reasonably be expected to result in any loss, damage, or unauthorized access, or other misuse of any Seller Data. Except as set forth on Schedule 4.1(q) of the Disclosure Schedule, the Company Parties do not use, collect, or receive, in connection with the provision of its Products, social security numbers, driver’s license numbers, national health insurance numbers, or other government-issued identification numbers of any client or customer. The Company Parties have complied with all privacy policies and privacy obligations of any third-party under the terms of any Contracts to which the Company Parties are obligated to comply. Sellers have not received written notice of and, to Sellers’ Knowledge, there are no claims or investigations related to their respective Collection and Use of Personally Identifiable Information or their respective Personally Identifiable Information Obligations nor, to Sellers’ Knowledge, are there valid grounds for any such bona fide claims or investigations of such kind.

(r)                 Suppliers. Section 4.1(r) of the Disclosure Schedule sets forth an accurate list of each Material Supplier. Since January 1, 2021, no Material Customer or Material Supplier has: (i) declined to renew, materially amended, canceled or otherwise terminated, or communicated any threat to a Company Party to decline to renew, materially amend, cancel or otherwise terminate, its relationship with a Company Party, (ii) limited or decreased, or threatened to limit or decrease, materially its services or supplies to a Company Party in the case of any such Material Supplier, or (iii) limited or decreased, or threatened to decrease, materially its usage or purchase of any Products or services in the case of any Material Customer. To Seller’s Knowledge, no Material Supplier or Material Customer intends to cancel or otherwise terminate its relationship with a Company Party or to decrease materially its services or supplies to any Company Party or its usage or purchase of Products.

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(s)                 Interested Party Transactions. Except as set forth on Section 4.1(s) of the Disclosure Schedule, no Equityholder, member, manager, partner, employee, officer or director of a Company Party or, to Sellers’ Knowledge, any nuclear family member of any of the foregoing: (i) is party to any agreements, transactions, arrangements or understandings with a Company Party (other than with respect to an officer or director of such Company Party pursuant to the organizational documents of such Company Party or with respect to an officer, director or employee of such Company Party pursuant to the Employee Benefit Plans), (ii) has any interest, directly or indirectly in any assets or properties used or held for use by the Business (other than as a holder of Equity Securities of RGA or Elemental), (iii) is (other than with respect to an employee of a Company Party pursuant to Employee Benefit Plans as in effect as of the Effective Date) a supplier, debtor, lessor or creditor of RGA, Elemental, or the Business, (iv) is (other than with respect to an employee of a Company Party pursuant to Employee Benefit Plans as in effect as of the Effective Date) owed any amounts by a Company Party, or (v) owes any amount to any Company Party.

(t)                 Propriety of Past Payments. No unrecorded fund or asset of any Company Party has been established for any purpose. No accumulation or use of company funds of a Company Part has been made without being properly accounted for in the books and records of the Company Parties. No payment has been made by or on behalf of a Company Party with the understanding that any part of such payment is to be used for any purpose other than that described in the documents supporting such payment. In the five (5) years prior to the date hereof, neither any Company Party nor any officer, director, manager, or to Sellers’ Knowledge, employee or agent of a Company Party or other Person, in each case acting for or on behalf of a Company Party, have, directly or indirectly, offered, promised, authorized or made any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services to (i) influence an act or decision of any Governmental Authority (including a decision not to act); (ii) induce such a Person to use his or her influence to affect any Governmental Authority’s act or decision; (iii) obtain favorable treatment for a Company Party or any Affiliate of a Company Party in securing business; (iv) pay for favorable treatment for business secured for a Company Party or any Affiliate of a Company Party; (v) obtain special concessions (or for special concessions already obtained); or (vi) otherwise benefit a Company Party in violation of any Law (including the United States Foreign Corrupt Practices Act), in each of clauses (i) through (vi) in violation of applicable law. Neither any Company Party, nor any officer, director, manager, or to Sellers’ Knowledge, employee, agent or other Person, in each case acting on behalf of a Company Party, have (A) used funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity or (B) accepted or received any unlawful contribution, payment, gift, kickback, expenditure or other item of value. No officer, director or Equityholder of a Company Party is a government official, a political party or a candidate for political office. Neither any Company Party nor any Equityholder or director or manager of a Company Party has been convicted of or pleaded guilty to an offense involving fraud, corruption, or moral turpitude in any jurisdiction.

(u)                Brokers. Except as set forth in Section 4.1(u) of the Disclosure Schedule, no Company Party or any Person acting on such Company Party’s behalf has employed or engaged any financial advisor, broker or finder or incurred any Liability for any financial advisory, brokerage or finder’s fee or commission in connection with this Agreement, the Related Agreements or the transactions contemplated hereby or thereby for which for which the Company Parties, the Equityholders, Purchasers, Parent or any of their respective Affiliates is or may become liable is or may become liable.

(v)                Disclosure. To Seller’s Knowledge, all documents delivered or to be delivered by or on behalf of the Sellers in connection with this Agreement and the transactions contemplated hereby are true, complete and correct. Neither this Agreement, nor any of the other documents delivered in connection with this Agreement contains any untrue statement of a material fact or omits a material fact necessary to make the statements by any Seller herein or therein, as applicable, in light of the circumstances in which made, not misleading. There is no fact known to the Sellers which materially and adversely affects the prospects or financial condition of the Company Parties or their respective properties or the Business which has not been set forth in the Agreement.

Section 4.2           Representations and Warranties Regarding Equityholders. Except as set forth on the corresponding sections of the Disclosure Schedule, each Equityholder represents and warrants to Purchasers and Parent, as of the date hereof, and as of the Closing (except as to matters that speak as of a certain date which only need be true and correct as of such date or unless provided otherwise in the representation) as follows:

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(a)                Capacity and Power. Such Equityholder, has the capacity and right to execute, deliver and perform this Agreement and each of the Related Agreements to which such Equityholder is a party and to consummate the transactions contemplated by this Agreement and each of the Related Agreements to which it is, or at the Closing will be, a party. No spousal or similar consent (whether related to joint ownership, community property or otherwise) is, or at the Closing will be, required in connection with the execution, delivery and performance by such Equityholder of this Agreement or any Related Agreement or the consummation of the transactions contemplated hereby or thereby that has not already been obtained.

(b)                Authorization and Non-Contravention. This Agreement and the Related Agreements to which such Equityholder is, or at the Closing will be, a party each constitute a legal, valid and binding obligation of such Equityholder, enforceable against such Equityholder in accordance with its terms, except to the extent enforcement may be affected by the Enforceability Exceptions. Except as set forth on Section 4.2(b) of the Disclosure Schedule, such Equityholder’s execution, delivery and performance of this Agreement and the Related Agreements to which such Equityholder is, or at the Closing will be, a party, and the consummation of the transactions contemplated hereby or thereby, does not and will not (i) constitute a breach or violation of or a default under (with or without due notice or lapse of time or both) any Law or Order to which such Equityholder or any of such Equityholder’s assets or properties is subject, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any Contract or Permit to which such Equityholder is a party or by which such Equityholder is bound or by which any of the Purchased Assets is bound or affected, (iii) result in the creation or imposition of an Encumbrance upon any of the Purchased Assets, or (iv) require any Permit, approval, license, certificate, consent, waiver, authorization, novation or notice of or to any Person, including any Governmental Authority or any party to any Contract, except in each case as would not reasonably be expected to be, individually or in the aggregate, materially adverse to Sellers, taken as a whole.

(c)                Brokers. Neither such Equityholder nor any Person acting on his or her behalf has employed or engaged any financial advisor, broker or finder or incurred any Liability for any financial advisory, brokerage or finder’s fee or commission in connection with this Agreement, the Related Agreements or the transactions contemplated hereby or thereby for which the Company Parties, the Equityholders, Purchasers, Parent or any of their respective Affiliates is or may become liable.

(d)                Disclosure. All documents delivered or to be delivered by or on behalf of the Equityholders in connection with this Agreement and the transactions contemplated hereby are true, complete and correct. Neither this Agreement, nor any of the other documents delivered in connection with this Agreement contains any untrue statement of a material fact or omits a material fact necessary to make the statements by any Equityholder herein or therein, as applicable, in light of the circumstances in which made, not misleading. There is no fact known to the Equityholders which materially and adversely affects the prospects or financial condition of the Company Parties or their respective properties or the Business which has not been set forth in the Agreement.

Section 4.3           Purchasers Representations and Warranties. Except as disclosed or reflected in the Parent SEC Documents that were publicly available on the website of the SEC at least five (5) Business Days prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature, in each case, other than any specific factual information contained therein) (provided that nothing disclosed in the Parent SEC Documents will be deemed to be a qualification of or a modification to the representations and warranties set forth in Section 4.3(b), Section 4.3(d) or Section 4.3(g)), solely to the extent it is reasonably apparent from the face of such disclosure that any such disclosure included in the Parent SEC Documents would qualify the applicable representations and warranties contained herein, the MMT Parties, jointly and severally, hereby represents and warrants to Sellers and Equityholders, as of the date hereof and as of the Closing Date, as follows:

(a)                Organization; Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada. Parent has full corporate power and authority to execute, deliver and perform this Agreement and all Related Agreements to which it is, or at the Closing will be, a party and to consummate the transactions contemplated by this Agreement and each of the Related Agreements to which it is, or at the Closing will be, a party. Each Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of New Mexico. Each Purchaser has full limited liability company power and authority to execute, deliver and perform this Agreement and all Related Agreements to which it is, or at the Closing will be, a party and to consummate the transactions contemplated by this Agreement and each of the Related Agreements to which it is, or at the Closing will be, a party.

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(b)                Authorization and Non-Contravention. The execution, delivery and performance of this Agreement and the Related Agreements to which an MMT Party is, or at the Closing will be, a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate or other action on the part of the applicable MMT Party. This Agreement and the Related Agreements to which an MMT Party is, or at the Closing will be, a party each constitute a legal, valid and binding obligation of the applicable MMT Party, enforceable in accordance with its terms. Each MMT Party’s execution, delivery and performance of this Agreement and the Related Agreements to which the applicable MMT Party is, or at the Closing will be, a party, and the consummation of the transactions contemplated hereby and thereby does not and will not (i) constitute a breach, violation or infringement of the applicable MMT Party’s governing documents, (ii) constitute a breach or violation of or a default under (with or without due notice or lapse of time or both) any Law, Order or other restriction of any Governmental Authority to which the applicable MMT Party or any of the applicable MMT Party’s assets or properties is subject, (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any Contract or Permit to which an MMT Party is a party or by which an MMT Party is bound or by which any of an MMT Party’s assets or properties is bound or affected, (iv) require any Permit, approval, license, certificate, consent, waiver, authorization, novation or notice of or to any Person, including any Governmental Authority or any party to any Contract to which an MMT Party is a party, except, with respect to subsections (ii), (iii) and (iv) as would not materially adversely affect either MMT Party’s ability to consummate the transactions contemplated by this Agreement.

(c)                Brokers. Neither MMT Party nor any Person acting on their behalf has employed or engaged any financial advisor, broker or finder or incurred any Liability for any financial advisory, brokerage or finder’s fee or commission in connection with this Agreement, the Related Agreements or the transactions contemplated hereby or thereby for which Sellers, the Equityholders, the MMT Parties or any of their respective Affiliates is or may become liable.

(d)                Availability of Funds. Purchasers will have sufficient cash in immediately available funds to enable Purchasers to timely make the payments pursuant to the Promissory Note.

(e)                Representations and Warranties. The representations and warranties of Sellers and Equityholders set forth in Sections 4.1 and 4.2 constitute the only representations and warranties, express or implied, that are being made by Sellers and/or Equityholders, their representatives and/or attorneys to Purchasers, Purchasers’ representatives and/or Purchasers’ attorneys in connection with this Agreement.

ARTICLE V.
Pre-closing COVENANTS

The Parties agree as follows with respect to the period between the date of this Agreement and the earlier to occur of the Closing and the termination of this Agreement in accordance with its terms:

Section 5.1           General. Each of the Parties will use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement and the Related Agreements (including satisfaction of the Closing conditions set forth in Section 3.2 and Section 3.3) in a prompt and expeditious manner; provided, however, that nothing in this Agreement requires, or will be construed to require, an MMT Party to take, or to refrain from taking, any action (including agreeing to any concession or arrangement with any Governmental Authority or other Person that would impose any material obligation on such MMT Party) that would result in any material adverse restriction with respect to any material properties, material assets, business or operations of the MMT Parties or its Affiliates, or to cause its Affiliates to do or agree to do any of the foregoing, whether prior to, at or following the Closing. The Parties will work together reasonably and in good faith to finalize the Line Item Adjustment multipliers as set forth on Exhibit G.

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Section 5.2           Regulatory and Other Approvals; Notices and Consents.

(a)                Each Party will use commercially reasonable efforts to, give all notices to, and obtain as promptly as practicable all consents, Permits, approvals, licenses, certificates, covenants, waivers, authorizations or novations from, any Governmental Authority, as required in connection with the transactions contemplated by this Agreement and the Related Agreements and the consummation of the transfer and assignment to RGA Purchaser of the Purchased Assets and the assumption by RGA Purchaser of the Assumed Liabilities and the purchase by Elemental Purchase of the equity of Elemental.

(b)                In furtherance of the foregoing, each Party will use commercially reasonably efforts to (i) make or cause to be made any filings or applications required of the Person or any of its applicable Affiliates under any Laws applicable to it with respect to the transactions contemplated by this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby and to pay any fees due of it in connection with such filings or applications, as promptly as is reasonably practicable; (ii) cooperate with the other Parties and furnish the information that is necessary in connection with the other Party’s filings or applications; (iii) cause the expiration of the notice or waiting periods under any Laws applicable to it with respect to the consummation of the transactions contemplated by this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby as promptly as is reasonably practicable; (iv) promptly inform the other Parties of any communication from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of such filings or applications; (v) reasonably consult and cooperate with the other Parties in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and opinions made or submitted by or on behalf of any party in connection with all meetings, actions or other Legal Proceedings with Governmental Authorities relating to such filings or applications; (vi) comply, as promptly as is reasonably practicable, with any requests received under any Laws for additional information, documents or other materials with respect to such filings or applications; and (vii) attempt to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement and any Related Agreement. No party will permit any of its officers or any other representatives or agents to participate in any meeting with any Governmental Authority with respect to any filings, investigation or other inquiry relating to the transactions contemplated hereby unless it gives the MMT Parties, in the case of the Company Parties, or Sellers, in the case of the MMT Parties, reasonable prior notice of such meeting and, to the extent permitted by such Governmental Authority, gives such other Parties the opportunity to attend and participate thereat. (c)In connection with any such filings, the MMT Parties and each Seller will, and the Sellers shall cause Elemental and each NFP to, cooperate in good faith with Governmental Authorities and with the other Parties and undertake promptly any and all action required to lawfully complete the transactions contemplated by this Agreement. Each Party will promptly notify the other Party or Parties when it becomes aware that any consents, Permits, approvals, licenses, certificates, covenants, waivers, authorizations or novations referred to in this Section 5.2 are obtained, taken, made, given or denied, as applicable.

(d)                The Parties will use commercially reasonable efforts and reasonably cooperate to give all notices to counterparties to Material Contracts and obtain, in writing, all consents, approvals, waivers, authorizations or novations required from such Persons in connection with the transactions contemplated by this Agreement and the Related Agreements and the consummation of the transfer and assignment to RGA Purchaser of the Purchased Assets and the assumption by RGA Purchaser of the Assumed Liabilities reasonably promptly following the date hereof; provided that Purchasers will as promptly as possible provide to Sellers and the applicable landlord all information reasonably required or requested by the landlord in order to obtain consents to the transactions contemplated by this Agreement from the landlords of the Leased Real Property. Each Party will provide the other Parties with copies of forms of such consent or notification prior to their submission to such Persons with respect to each consent, approval, waiver, authorization or novation, and will afford such other Parties the opportunity to comment on any letter, application and other document to be submitted reasonably in advance of the anticipated time of submission. At the reasonable request of a Party, the other Party will promptly advise such Party concerning the status of each applicable consent, approval, waiver, authorization or novation. Each Party will bear the expenses of its own legal counsel in connection with the actions contemplated by this Section 5.2. Except as otherwise provided in Section 9.11, any filing fees, consent fees or similar costs incurred in connection with this Section 5.2 will be borne 100% by Purchasers.

(e)                The Sellers will use, and shall cause Elemental and the NFPs to use, commercially reasonable efforts to provide any instruments, documents and certificates as may be reasonably requested by Purchasers in connection with the consummation of the transaction contemplated herein.

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Section 5.3           Operation and Preservation of Business. Sellers and Elemental will use commercially reasonable efforts to conduct, and the Equityholders will cause Sellers and Elemental to use, and the Sellers and the Equityholders will cause the NFPs to use, commercially reasonably efforts to conduct, the Business in the Ordinary Course of Business in all material respects, and will use commercially reasonable efforts keep the Business and its assets and properties, including Sellers’ present operations, licenses, physical facilities, insurance policies and goodwill with lessors, licensors, suppliers, customers and other business material relations substantially intact. Without limiting the generality of the foregoing, Sellers and Elemental will not, and the Equityholders will cause Sellers and Elemental not to, and the Sellers and the Equityholders will cause the NFPs not to, without the prior written consent of Purchasers, take any of the following actions:

(a)                materially amend, extend or terminate any Material Contract (other than extensions or expirations in accordance with such Material Contract’s terms) or enter into any Contract, which if entered into prior to the date hereof, would be a Material Contract;

(b)                incur any Indebtedness in excess of $40,000 (excluding any amounts incurred with respect to any credit card of the Business that is repaid prior to Closing) other than in the Ordinary Course of Business;

(c)                dispose of or encumber any assets of a Company Party other than in the Ordinary Course of Business or other sales of merchandise for fair market value;

(d)                increase by more than 15% any compensation or benefits of any employees or independent contractors of any Company Party or establish any new Employee Benefit Plan other than in connection with the renewal or replacement of Employee Benefit Plans on substantially similar terms to the Employee Benefit Plans in effect on the date hereof;

(e)                hire, retain, engage or terminate any employee or independent contractor or make any other material personnel changes, provided, however, that Sellers, Elemental and the NFPs (together, in the aggregate) may hire up to a total of five (5) additional hourly employees, each earning no more than $75,000 per year, without Purchasers approval;

(f)                 accelerate any accounts receivable, delay or postpone any capital expenditure or the payment of accounts payable or other Liabilities, other than in the Ordinary Course of Business, or change, in any material respect, any Company Party’s practices in connection with the making of capital expenditures or the payment of accounts payable;

(g)                grant any Person any license of or other right Owned IP other than non-exclusive licenses of Products granted in the Ordinary Course of Business;

(h)                except as required as a result of a change in Law after the date hereof, change any of the material financial accounting principles or practices of any Company Party;

(i)                 commence or settle any Legal Proceeding;

(j)                 issue any equity interests or debt securities or repurchase or cancel any equity interests or debt securities of any Company Party;

(k)                declare, set aside, or pay any non-cash dividend or make any non-cash distribution with respect to any equity securities of Sellers or enter into any Contract with any of the Equityholders; or

(l)                 agree or commit to take any of the actions described in clauses (a) through (k) above.

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Section 5.4           Access.

(a)                The Parties agree that the MMT Parties and their authorized agents and representatives will have the right and Sellers and the Equityholders shall cause the NFPs to grant such right, to (i) inspect and audit the Company Parties’ books and records (including records of account data, financial data, operating data, Tax records, records of corporate proceedings, Contracts, trademarks, Patent application files, governmental consents, personnel records, environmental records and site assessments and other business activities and matters relating to the transactions contemplated hereunder), (ii) in accordance with applicable Laws, access the Company Parties’ facilities, including the right of physical access for purposes of walk-through inspections of the Company Parties’ real property (including all Leased Real Property) and assets located thereon, Phase 1 (or equivalent) environmental assessments (but not including any sampling, drilling or testing of any kind without the Company Parties’ written approval and subject to the terms of the applicable Real Property Lease), surveying and such other activities as the MMT Parties may elect in their reasonable discretion subject to the Company Parties’ approval and the terms of the applicable Real Property Lease, and (iii) consult with the Company Parties’ officers, directors, managers, employees, attorneys, auditors and accountants concerning customary due diligence matters. Such access will be at reasonable times during business hours, upon advanced written notice and in a manner not to unreasonably interfere with the normal business operations or disrupt the personnel of the Company Parties. All information provided pursuant to this Section 5.4(a) will be subject to the Confidentiality Agreement. Notwithstanding anything to the contrary contained in this Section 5.4(a), Sellers may withhold any document (or portions thereof) or information to the extent that (1) the provision of access to such document (or portion thereof) or information violates (or would likely violate), any Contract to which Sellers are a party or is subject, (2) such document (or portion thereof) or information constitutes (or would likely constitute) privileged attorney client communications or attorney work product or (3) if the provision of access to such document (or portion thereof) or information would reasonably be expected to conflict with applicable Laws or Orders; provided, that in each case, Sellers will, to the extent legally permissible, make appropriate commercially reasonable substitute arrangements if the restrictions in clauses (1) through (3) apply, to the extent reasonably practicable in light of such restrictions.

Section 5.5           Exclusivity. Except as required by Law or an Order, neither Seller, Elemental nor any Equityholder will, and each will cause the NFPs and each of its respective officers, employees, directors, managers, members, partners, equityholders, advisors, financing sources, representatives and agents or Affiliates not to, (a) directly or indirectly solicit, initiate, knowingly encourage (including by way of furnishing information), or take any other action to facilitate any inquiry or the making of any proposal which constitutes, or would reasonably be expected to lead to, any acquisition or purchase of all or substantially all of the assets, equity interests or other securities of Sellers, Elemental or NFPs or any tender offer or exchange offer, merger, consolidation, business combination, joint venture, sale of substantially all assets, sale of securities, re-capitalization, spin-off, liquidation, dissolution or similar transaction involving a Company Party, or any other transaction, the consummation of which would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or any Related Agreement (any of the foregoing, an “Alternate Transaction Proposal”) or agree to or endorse any Alternate Transaction Proposal or (b) propose, enter into or participate in any discussions or negotiations regarding any Alternate Transaction Proposal, or furnish to any other Person any information with respect to the business or assets of a Company Party in connection with an Alternate Transaction Proposal, or otherwise cooperate in any way with, or assist or participate in, facilitate or knowingly encourage, any effort or attempt by any other Person to do or seek any of the foregoing without the prior written consent of the MMT Parties. Sellers and Elemental will, and the Equityholders will cause Sellers and Elemental to, and each shall cause the NFPs to, promptly terminate any discussions or negotiations regarding an Alternate Transaction Proposal. Sellers and Elemental will, and the Equityholders will cause Sellers and Elemental to, and each will cause the NFPs to, promptly notify the MMT Parties in the event that a Company Party, any Equityholder or any of their respective officers, directors, managers, employees, securityholders, advisors, representatives and agents receives any unsolicited indication of interest or proposal regarding an Alternate Transaction Proposal, including the identity of the Person indicating such interest or making such Alternate Transaction Proposal and a copy thereof.

Section 5.6           Debt; Cash. The Sellers shall ensure that, at the time the Pre-Closing Statement is to be delivered to Purchasers, (i) the Sellers and the Company Parties have no outstanding Indebtedness, other than Seller Closing Debt, (ii) the Seller Closing Debt does not exceed $25,000,000, and (iii) the Actual Closing Cash is an amount at least equal to the Base Cash Amount.

Section 5.7           Confidential Information. That certain Mutual Confidentiality Agreement, dated April 20, 2021 by and between Parent and RGA (the “Confidentiality Agreement”), will remain in full force and effect after the date hereof until the Closing in accordance with its terms, and the existence and terms of this Agreement and the Related Agreements will constitute “Confidential Information” thereunder.

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Section 5.8           NFP Documents; Permitted NFP Changes.

(a)                The Sellers and Elemental shall not, and shall cause each NFP not to, amend, breach, modify or terminate (i) any Contract between an NFP and Elemental or a Seller or any Affiliate of Elemental or a Seller, or (ii) the bylaws of each NFP, except as set forth in this Agreement.

(b)                The Sellers and Elemental shall, and Representative shall cause the NFPs to, take all necessary action so that Purchasers is provided with the same or substantially similar (i) power to appoint members of the board of directors of each NFP and (ii) contractual and legal rights and relationship with the NFPs; in each case as currently held by RGO or by William Ford.

(c)                The Sellers shall cause the NFPs to deliver the NFP Deliverables to Purchasers on or before the Closing.

(d)                The Sellers, Elemental and Representative shall use commercially reasonable efforts to, and shall cause the NFPs to use commercially reasonable efforts to, (i) in the event it becomes permissible under applicable Law prior to Closing, obtain for each NFP a Permit that will allow such NFP to continue the Business while operating as a for-profit company and if such Permit is obtained, convert such NFP to a for-profit company or (ii) if a change to applicable Law allows an NFP to convert to a for-profit company under its existing Permits while continuing the Business, convert such NFP to a for-profit company. Notwithstanding the forgoing, the Companies shall not, and Sellers and the Representative shall not permit either NFP to, convert to a for-profit company if (i) the Equity in such NFP after such conversion will not be held entirely by the Sellers (ii) either NFP would have any Equity Commitments to any Person other than the Companies following such conversion, or (iii) such Equity would not be transferable as a Purchased Asset (and, for the avoidance of doubt, such Equity shall be deemed a Purchased Asset) under applicable Law.

ARTICLE VI.
ADDITIONAL COVENANTS

Section 6.1           Further Assurances. In case at any time after the Closing any further action is necessary or reasonably required to carry out the purposes of this Agreement or any Related Agreement or any transaction contemplated hereby or thereby (including with respect to any Tax matters as provided in Section 6.4), each Party will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the requesting Party’s cost and expense (unless the requesting Party is entitled to indemnification therefor under Section 6.11). From and after the Closing, Purchasers will be entitled to possession of all documents, minute books, ownership ledgers, books, records (including Tax records), Contracts and financial data of any sort relating to the Business, in each case, excluding Excluded Assets.

Section 6.2           MMT Party Confidential Information. Effective upon the Closing, the Confidentiality Agreement will automatically terminate without any further action by any Person. From and after the Closing, subject to Section 6.7, Sellers and the Equityholders will, and will instruct the NFPs and their respective Affiliates, employees, officers, directors, managers, members, partners, equityholders, advisors, representatives and agents to, (a) treat and hold as confidential and proprietary all information concerning (i) the Purchased Assets, the Assumed Liabilities and the Business and (ii) either MMT Party and its Affiliates and the business and affairs of the MMT Parties (in the case of clause (ii), that is received in connection with the negotiation or execution of this Agreement or any Related Agreement) that is not generally available to the public as of the Closing (provided, that any information generally available to the public as a result of Sellers’ or any Equityholder’s breach of this Section 6.2 or the Confidentiality Agreement will not be deemed to be generally available to the public hereunder) (collectively, the “Purchaser Confidential Information”), (b) refrain from using any Purchaser Confidential Information except as otherwise contemplated by this Agreement and (c) promptly deliver to Parent or destroy, at the election of Parent, all tangible embodiments (and all copies) of any Purchaser Confidential Information that are in the possession or under the reasonable control of Sellers, any Equityholder or any of their respective Affiliates, employees, officers, directors, managers, members, partners, equityholders, advisors, representatives or agents at the Closing. In the event that Sellers or any Equityholder (or any of their respective Affiliates, employees, officers, directors, managers, members, partners, equityholders, advisors, representatives and agents) is requested or required (pursuant to written or oral question or request for information or documents in any Legal Proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Purchaser Confidential Information, such Person will, if permitted, promptly notify Parent of the request or requirement so that Parent may seek, at its sole cost, an appropriate protective order or waive compliance with the provisions of this Section 6.2. If, in the absence of a protective order or the receipt of a waiver hereunder, Sellers or any Equityholder (or such other Person) is, on the advice of counsel, compelled to disclose any Purchaser Confidential Information, Sellers or such Equityholder (or such other Person), as applicable, may disclose that portion of Purchaser Confidential Information that is required to be disclosed; provided, however, that the disclosing Person will use such Person’s commercially reasonable efforts to obtain, at the reasonable request of and at the cost of, the MMT Parties, an order or other assurance that confidential treatment will be accorded to such portion of Purchaser Confidential Information required to be disclosed as Purchasers will designate. The existence and terms of this Agreement and the Related Agreements will be deemed Purchaser Confidential Information.

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Section 6.3           Customer and Supplier Inquiries; Accounts Receivable. From and after the Closing, Sellers will refer to Purchasers all customer, supplier, Hired Service Provider or other inquiries or correspondence relating to the Purchased Assets, the Assumed Liabilities or the conduct or operations of the Business after the Closing. Sellers will promptly remit to Purchasers all payments and invoices received after the Closing that relate to the Purchased Assets, the Assumed Liabilities or, other than with respect to the Excluded Assets or the Excluded Liabilities, the conduct or operations of the Business. Purchasers will have the right and authority to collect for its own account all Accounts Receivable and other items that are included in the Purchased Assets and to endorse with the name of Sellers any checks or drafts received with respect to any such Accounts Receivable or other items. Purchasers will promptly remit to Sellers all payments and invoices received after the Closing that relate to the Excluded Assets or the Excluded Liabilities.

Section 6.4           Tax Matters.

(a)                Purchasers and Sellers will each timely prepare and file such Tax Returns as may be, respectively, required of them under applicable Law in connection with all excise, sales, use, value added, transfer, stamp, documentary, filing, recordation or other similar Taxes incurred in connection with or as a result of the sale and transfer of the Purchased Assets and the Assumed Liabilities hereunder (“Transfer Taxes”) in accordance with the form of the transaction contemplated hereunder or as may otherwise be required by any Governmental Authority; provided, however, that the cost of all such Transfer Taxes will be borne 100% by Purchasers and Purchasers and Sellers shall cooperate to timely file and pay all Transfer Taxes.

(b)                Sellers shall prepare and timely file all state, local and non-U.S. Tax Returns (i) of Sellers and Affiliates or (ii) with respect to the Business, Elemental and the Purchased Assets for any Taxable period ending on or before the Closing Date and timely pay all Taxes attributable to such Tax Returns (whether or not shown as due and payable on such Tax Returns); provided, however, that such Tax Returns shall be prepared in a manner consistent with past practice. Purchasers shall prepare and file all Tax Returns with respect to the Business and the Purchased Assets other than those Tax Returns described in (i) and (ii) of the previous sentence, including Tax Returns for any Taxable period beginning before and ending after the Closing Date (a “Straddle Period”). With respect to Tax Returns pertaining to any Straddle Period, (i) Purchasers shall provide such Tax Returns to the Seller in advance of such filing allowing reasonable time for Seller’s review and incorporate such reasonable comments as Seller may provide with respect to the portion of such Straddle Period ending on the Closing Date and (ii) Seller shall, no later than five (5) Business Days after Purchasers notifies the Seller of the amount of Taxes that are due and payable with such Tax Returns and which are attributable to that portion of such Straddle Period ending on the Closing Date (as determined pursuant to Section 6.4(c) below), pay such amount to Purchasers.

(c)                Any property, ad valorem Taxes, and similar Taxes imposed on a periodic basis attributable to the Purchased Assets that are payable for a Taxable period that includes (but does not end on) the Closing Date will be pro-rated, and such Taxes will be allocated between the applicable Seller and Purchasers based upon the total amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the number of days in the entire taxable period, with the applicable Seller responsible for those allocable to the period prior to and including the Closing Date and Purchasers responsible for those allocable to the period after the Closing Date.

Section 6.5           Name Change. Within five (5) Business Days after the Closing Date, each Seller will (a) cause its name to be changed to a name that is reasonably acceptable to the MMT Parties and (b) deliver to the MMT Parties a true, complete and correct copy of the filings with the applicable Governmental Authorities showing that such name changes have occurred.

Section 6.6           COBRA. At all times before and after the Closing, Sellers, Elemental and the selling group (as defined in Treasury Regulation Section 54.4980B-9, Q&A-3(a)) of which it is a part (the “Selling Group”) will cooperate with Purchasers as reasonably necessary (and will promptly provide such information as is necessary or as is reasonably requested by Purchasers) to enable Purchasers to provide continuation coverage under COBRA to all individuals who are (or will be) “M&A qualified beneficiaries” as defined in Treasury Regulation Section 54.4980B 9, Q&A 4(a), with respect to the transactions contemplated by this Agreement (each such individual, an “M&A Qualified Beneficiary”), to the extent Purchasers determines it or any of its Affiliates is required by COBRA to do so. By way of example, and not limitation, Sellers, Elemental and each member of the Selling Group will provide Purchasers with the following information for each M&A Qualified Beneficiary as far in advance of the occurrence of such M&A Qualified Beneficiary’s qualifying event as possible and, in any event, no later than the day after the occurrence of such qualifying event: (A) the last known address for each such individual, (B) the type of “qualifying event” (as defined in Section 4980B(f)(3) of the Code) for each such individual and the date on which each such qualifying event occurred or will occur, (C) the date on which notice of such qualifying event was provided to each such individual (as required by Section 4980B(f)(6)(D) of the Code), (D) the date on which each such individual lost or will lose coverage under Sellers’ group health plans as a result of such qualifying event (absent an election to continue coverage under COBRA), (E) the date on which each such individual elected continuation coverage under Sellers group health plans pursuant to COBRA (or, with respect to any such individual who has not yet elected such continuation coverage, the date on which such individual’s election period will expire), (F) a description of the continuation coverage elected (or entitled to be elected) by each such individual, and (G) all other information that may be necessary for Purchasers to provide COBRA continuation coverage under Purchasers’ group health plans to such individuals. Sellers or another member of the Selling Group will promptly notify Purchasers if Sellers, Elemental and the members of the Selling Group terminate all of their group health plans. If Purchasers determines that it or any of its Affiliates is obligated to provide continuation coverage under COBRA to the M&A Qualified Beneficiaries, Sellers shall reimburse, on a joint and several basis, Purchasers and its Affiliates for any and all costs, expenses and Liabilities that Purchasers and its Affiliates incur in providing such coverage to the M&A Qualified Beneficiaries, which, for the avoidance of doubt, shall constitute Excluded Liabilities under this Agreement.

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Section 6.7           Books and Records. After the Closing Date, for a period of three (3) years, Purchasers will retain all books, records and other documents pertaining to the Business in existence on the Closing Date and make the same available for inspection and copying by Sellers and the Equityholders during normal business hours for any reasonable business purpose, upon reasonable request and upon reasonable advanced written notice.

Section 6.8           Preservation and Transition of Marijuana Inventory. Prior to the Closing or the termination of this Agreement, Sellers and Elemental shall, and shall cause the NFPs to, use commercially reasonable efforts in accordance with past practice to maintain and preserve all Marijuana Inventory owned by the Business in a good and saleable condition in all material respects, including being free from mildew, fungus, rot, spoilage, infestation and agricultural neglect in all material respects.

Section 6.9           Non-Competition and Non-Solicitation.

(a)                Each Seller and Equityholder acknowledges and agrees that (i) such Person has received confidential and proprietary information regarding the Business, including trade secrets; (ii) Purchasers or Parent may suffer irreparable harm if Sellers or any of the Equityholders were to divulge such confidential and proprietary information to those in competition with either MMT Party or the Business, or to use such knowledge and information in competition with either MMT Party or the Business; (iii) the goodwill of the Business acquired through the acquisition of the Purchased Assets would be substantially diminished if, at any time during the Restricted Period, Sellers or the Equityholders were to compete with either MMT Party; (iv) such Seller and Equityholder, as applicable, has determined that it is in his, her or its best interests and to his, her or its financial benefit (through his, her or its direct or indirect ownership of the Purchased Assets) to execute this Agreement and agree to enter into the restrictions set forth in this Section 6.9, given the significant and direct or indirect financial benefit that will be realized by Sellers or such Equityholder, as applicable, as a result of the consummation of the transactions contemplated hereby; and (v) the MMT Parties are relying on the covenants and obligations of Sellers and the Equityholders set forth in this Section 6.9 in connection with, and as a condition to the MMT Parties’ execution and delivery of, this Agreement and the consummation of the transactions contemplated hereby.

(b)                For a period of three (3) years after the Closing Date (the “Restricted Period”):

(i)                 None of Sellers or any Equityholder will, directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be retained by, or render services or advice or other aid to, any Person engaged in or planning to become engaged in the Restricted Business in the Restricted Area (other than on behalf of an MMT Party). Notwithstanding the foregoing, without being in violation of this Section 6.9(b)(i), Sellers and the Equityholders may (A) own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Sellers or such Equityholder is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person, (B) own the Equity Securities of Parent; or (C) serve in the capacity as an employee of or independent contractor to an MMT Party or any of its Affiliates.

(ii)               None of Sellers or any Equityholder will, directly or indirectly, (A) cause, induce or attempt to cause or induce any employee or independent contractor of the Business to terminate such relationship with the Business; (B) solicit any employee or independent contractor of the Business for hire, retention or employment or otherwise attempt to hire, retain, employ or otherwise engage as an employee, independent contractor or otherwise; or (C) cause, induce or attempt to cause or induce any supplier of the Business to cease doing business with an MMT Party or any of its Affiliates or to deal with any competitor of the Business; provided that general solicitations of employment published in a journal, newspaper or other publication of general circulation or listed on any internet job site and not specifically directed towards such employees or independent contractors will not be deemed to constitute solicitation for purposes of clauses (A) or (B) of this Section 6.9(b)(ii).

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(iii)             Neither Seller nor any Equityholder shall make, directly or indirectly any disparaging statements, either orally or in writing, about any MMT Party or NFP or any of the names, businesses (including the Business) or officers of any MMT Party or NFP. Neither MMT Party shall make, directly or indirectly any disparaging statements, either orally or in writing, about Sellers or any Equityholder or any of the names, businesses or officers of Sellers or any Equityholder. Notwithstanding the foregoing, truthful statements made to a Governmental Authority will not be restricted by this Section 6.9(b)(iii).

(c)                If a final Order from a Governmental Authority or a court or tribunal of competent jurisdiction determines that any provision of this Section 6.9 is invalid or unenforceable, the Parties agree that the court or tribunal will have the power to reduce the scope, duration, or geographic area of the provision, to delete specific words or phrases, or to replace any invalid or unenforceable provision with a provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable provision. This Section 6.9 will be enforceable as so modified at the time such Order becomes effective. The Parties acknowledge and agree that this Section 6.9 is reasonable and necessary to protect and preserve legitimate business interests and to prevent an unfair advantage from being conferred upon any Party.

(d)                If any Seller or any Equityholder violates the covenants set forth in this Section 6.9, then notwithstanding any provision herein to the contrary, the Restricted Period will be extended with respect to such Seller or such Equityholder, as applicable, for a period of time equal to the period that such violation will exist and be continuing.

(e)                Sellers and the Equityholders acknowledge and agree that any breach of this Section 6.9 may result in serious and irreparable injury. Therefore, Sellers and the Equityholders acknowledge and agree that, in the event of a breach, the MMT Parties will be entitled, in addition to any other remedy at law or in equity to which they may be entitled, to equitable relief against Sellers or the Equityholders, as applicable, including a temporary restraining order and preliminary and permanent injunctions to restrain such Persons from such breach and to compel compliance with the obligations hereunder, and Seller and the Equityholders waive the posting of a bond or undertaking as a condition to such relief.

(f)                 The parties acknowledge that the duration and geographic scope of the foregoing restrictions on competition are fair and reasonable, given the nature and geographic scope of this Agreement.

(g)                Nothing in this Section 6.9 will restrict the activities set forth on Schedule 6.9(g).

Section 6.10       Continuation of Seller Existence. Sellers and the Equityholders shall ensure that each Seller maintains its existence until the expiration of all indemnity periods in Section 7(b)(i) through Section 7(b)(iv). Upon any liquidation of either Seller following such period, Sellers and the Equityholders shall ensure that all known liabilities are satisfied or that adequate provision is made for contingent liabilities.

Section 6.11       Sterling Foundation. Purchasers shall donate to the Sterling Foundation that Owned Real Property located on Old Posse Trail in NW Albuquerque and, in connection therewith, pay off the note encumbering such property in an amount not to exceed $750,000.

ARTICLE VII.

certain remedies

Section 7.1           Indemnification Obligations.

(a)                Nature of Liability of Sellers and Equityholders. The representations and warranties of Sellers and the Equityholders in Section 4.1, the representations and warranties of each Equityholder in Section 4.2 (and in the Seller Closing Certificate or any Equityholder Closing Certificate with respect thereto), the agreements, covenants and obligations of Sellers and the Equityholders in this Agreement or any Related Agreement, and all associated obligations of Sellers and the Equityholders with respect to indemnification are the joint and several obligations of the Sellers and each Equityholder, provided that each Equityholder shall only be liable for their pro-rata ownership interest in RGA, and, for the avoidance of doubt, no Purchaser Indemnified Person will be required to seek indemnification from Sellers prior to seeking indemnification from any Equityholder.

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(b)                Indemnification Obligations of Sellers and the Equityholders. Sellers and the Equityholders, jointly and severally as set forth in Section 7.1(a), agree to indemnify, defend and reimburse the MMT Parties and their Affiliates and each of their respective officers, directors, managers, members, partners, equityholders, Subsidiaries, employees, successors, heirs, assigns, agents and representatives (each, a “Purchaser Indemnified Person”) for and hold harmless each Purchaser Indemnified Person from and against and be liable for any Damages related to or arising, directly or indirectly, out of, caused by or resulting from the following:

(i)                 any breach or inaccuracy in any representation or warranty made by Sellers, or, solely with respect to the Equityholder providing indemnification pursuant to this Article VII, by such Equityholder, in this Agreement or any Related Agreement, including the failure of any such representation or warranty to be true at the Closing as if given at the Closing;

(ii)               any breach or nonperformance of or noncompliance with any covenant, agreement or obligation of any Seller, Elemental or, solely with respect to the Equityholder providing indemnification pursuant to this Article VII, by such Equityholder, set forth in this Agreement or any Related Agreement;

(iii)             any Excluded Assets or Excluded Liabilities, any Indemnified Taxes or any continuation coverage provided or required to be provided by Purchasers under COBRA to the M&A Qualified Beneficiaries; or

(iv)              any Fraud on the part of either Seller, Elemental or any Equityholder.

(c)                Indemnification Obligations of Purchasers. Purchasers agree to indemnify, defend and reimburse Sellers, and each of their respective affiliates, officers, directors, managers, members, partners, equityholders, Subsidiaries, employees, successors, heirs, assigns, agents and representatives (each, a “Seller Indemnified Person”) for and hold harmless each Seller Indemnified Person from and against and be liable for any Damages related to or arising, directly or indirectly, out of, caused by or resulting from the following:

(i)                 any breach or inaccuracy in any representation or warranty made by Purchasers or Parent in this Agreement or any Related Agreement, including the failure of any such representation or warranty to be true at the Closing as if given at the Closing;

(ii)               any breach or nonperformance of or noncompliance with any covenant, agreement or obligation of Purchasers or Parent set forth in this Agreement or any Related Agreement; or

(iii)             any Purchased Assets or Assumed Liabilities, except to the extent such Damages are caused by a breach or inaccuracy in any representation or warranty made by Sellers, Elemental or any Equityholder in this Agreement or any Related Agreement or a breach or nonperformance of or noncompliance with any covenant, agreement or obligation of any Seller, Elemental or any Equityholder set forth in this Agreement or any Related Agreement.

(iv)              the Business from and after the Closing Date except to the extent arising from a breach of this Agreement by Sellers, Elemental or Equityholders, arising from the Business prior to the Closing Date, and/or arising from or out of any Excluded Asset or Excluded Liability.

Section 7.2           Indemnification Procedure.

(a)                Notice of Claims. Any Purchaser Indemnified Person or Seller Indemnified Person claiming indemnification hereunder (each, a “Claiming Party”) will deliver, in the case of the Purchaser Indemnified Persons, to Sellers, or in the case of a claim against a particular Equityholder, such Equityholder and in the case of the Seller Indemnified Persons, to Purchasers (as applicable, the “Responding Party”), notice (a “Claim Notice”) of any claim (each, a “Claim”) as to which such Claiming Party proposes to demand indemnification hereunder promptly after the Claiming Party has received notice thereof or otherwise becomes aware of such Claim; provided that failure to give timely notice will not limit the indemnification obligations of the Responding Party hereunder except to the extent the Responding Party is actually materially prejudiced by the delay in giving, or failure to give, such notice.

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(b)                Objections to Claims; Resolution of Conflicts.

(i)                 The Responding Party will have the right to object to the Claiming Party’s right to be indemnified pursuant to this Section 6.11 for any Claim made pursuant to Section 7.2(a) by delivering written notice of such objection (each, a “Claim Objection Notice”) to the applicable Claiming Party within ten (10) Business Days following the Responding Party’s receipt of a Claim Notice (such period, the “Claim Objection Period”). The Claim Objection Notice with respect to any Claim will specify in reasonable detail the basis for the Responding Party’s objection to such Claim. In the event that the Responding Party does not object to a Claim within the Claim Objection Period, (A) the Responding Party will be deemed to have accepted and agreed to the Claim set forth in the Claim Notice and (B) the Purchaser Indemnified Persons’ or Seller Indemnified Persons’ right to recovery in respect of such Claim will be effective as of the day following the expiration of the Claim Objection Period.

(ii)               In the event the Responding Party timely delivers a Claim Objection Notice to the Claiming Party with respect to any particular Claim pursuant to Section 7.2(b)(i), (A) the Claiming Party will have ten (10) Business Days after receipt of such Claim Objection Notice to respond thereto and (B) the Claiming Party and the Responding Party will attempt in good faith during the ten (10)-Business Day period after the Responding Party’s receipt of such written response to reach a settlement of such Claim. If such a settlement is reached with respect to such Claim, the Purchaser Indemnified Persons’ or Seller Indemnified Persons’, as applicable, right to recovery in respect of such Claim will be effective as of the date of settlement. If no such settlement can be reached after good faith negotiation during such ten (10) Business Day period, either the Claiming Party or the Responding Party may commence a Legal Proceeding to resolve such Claim in accordance with 0. This Section 7.2(b) will not apply to any Legal Proceeding for, or in any way limit the rights and remedies of any Party with respect to or such Party’s right to seek, specific performance, injunctive or declaratory relief or other equitable remedies pursuant to Section 7.6 or otherwise.

(c)                Third-Party Claims. If any Claim is a third-party claim (each, a “Third-Party Claim”) the following provisions will apply:

(i)                 The Responding Party will have the right to conduct and control the defense of the Third-Party Claim with counsel of the Responding Party’s choice; provided that the Responding Party must conduct the defense of the Third-Party Claim diligently and must keep the Claiming Party reasonably informed of the status of the Third-Party Claim; and provided, further that the Claiming Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim (except that the Responding Party will be responsible for the reasonable fees and expenses of the Claiming Party’s counsel (but not more than one law firm per jurisdiction) if counsel for the Claiming Party reasonably determines that counsel for the Responding Party has a conflict of interest or that there may be one or more defenses available to the Claiming Party that are not available to the Responding Party) and participate in (but not control) the defense of the Third-Party Claim. The Responding Party will not settle or compromise such Third-Party Claim without the prior written consent of the Claiming Party, which will not be unreasonably withheld, conditioned or delayed, unless: (i) the Claiming Party is given a full and complete release of any and all liability by all relevant parties to such Third-Party Claim; and (ii) the settlement does not impose an injunction or other equitable relief upon the Claiming Party. Notwithstanding the foregoing, if the Responding Party is a Seller or Equityholder, the Responding Party shall not have the right to defend or direct the defense of any such Third-Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Purchasers or the Business, or (y) is a criminal proceeding or seeks an injunction or other equitable relief against the Claiming Party.

(ii)               In the event that (x) the Responding Party does not elect to assume the defense of any Third-Party Claim within twenty (20) Business Days following the Responding Party’s receipt of a Claim Notice, or (y) the Third-Party Claim seeks as a primary remedy an injunction or other equitable or non-monetary relief against the Claiming Party, (A) the Claiming Party will assume and conduct the defense of the Third-Party Claim (and, for the avoidance of doubt, costs of such defense, including fees and disbursements of its counsel, experts and other agents shall be payable by the Responding Party) and will keep the Responding Party reasonably informed of the status of the Third-Party Claim, (B) the Responding Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim and (C) the Claiming Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Responding Party (not to be unreasonably withheld, conditioned or delayed).

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(iii)             The MMT Parties, Sellers, the Equityholders, the Responding Party and the Claiming Party will reasonably cooperate with each other in the defense of any Third-Party Claim and will make available to the Party or Parties defending such Claim such materials and assistance relating thereto as is reasonably requested from such Person.

Section 7.3           Survival.

(a)                General. The representations, warranties, covenants, obligations and agreements contained in this Agreement or in any Related Agreement and all related rights to indemnification will survive the Closing as set forth in this Section 7.3. Except as provided in Section 7.3(b), (i) the representations and warranties of Sellers, the Equityholders and the MMT Parties contained in this Agreement and any Related Agreement will survive the Closing and the consummation of the transactions contemplated hereby and will terminate at 11:59 p.m., Mountain Time, on the date that is twenty-four (24) months after the Closing Date (the “General Survival Period”), and (ii) neither any Seller, Equityholder or the MMT Parties will have any obligation to provide indemnification pursuant to Section 7.1(b)(i) or Section 7.1(b)(ii), or Section 7.1(c)(i) or Section 7.1(c)(ii), as applicable, for any breach or inaccuracy of any representation, warranty or covenant of any Seller or Equityholder or the MMT Parties contained in this Agreement, the Seller Closing Certificate, any Equityholder Closing Certificate or the Purchaser Closing Certificate unless a Claim with respect thereto is asserted in accordance with this Section 6.11 on or prior to 11:59 p.m., Mountain Time, on the date that is twenty-four (24) months after the Closing Date.

(b)                Extended Survival. Notwithstanding Section 7.3(a):

(i)                 the Fundamental Representations and Purchaser Fundamental Representations, subject to any applicable limitation stated herein, will survive the Closing and the consummation of the transactions contemplated hereby indefinitely;

(ii)               the Extended Representations, subject to any applicable limitation expressly stated herein, will survive the Closing and the consummation of the transactions contemplated hereby until, and will terminate at, 11:59 p.m., Mountain Time, on the date that is the three-year anniversary of the Closing Date, and no Seller or Equityholder will have any obligation to provide indemnification pursuant to Section 7.1(b)(i) for any breach or inaccuracy, or allegation by any third party which, if true, would be a breach or inaccuracy of any such representation or warranty unless a Claim with respect thereto is asserted in accordance with this ARTICLE VII following such time;

(iii)             all covenants and agreements of the Parties contained herein shall survive the Closing and shall remain in full force and effect for the duration of their terms (or, if no term is specified, then such covenants and agreements shall survive until the expiration of any applicable statute of limitations plus ninety (90) days) (provided, however, that the confidentiality covenants set forth in Section 6.2 shall survive indefinitely); and

(iv)              all Claims based on Section 7.1(b)(iii), Section 7.1(b)(iv) or Section 7.1(c)(iii), will survive the Closing until, and will terminate at 11:59 p.m., Mountain Time, on the date that is sixty (60) days after the date of expiration of the applicable statute of limitation and no Seller, Equityholder or Purchasers will have any obligation to provide indemnification pursuant to Section 7.1(b)(iii), Section 7.1(b)(iv) or Section 7.1(c)(iii), as applicable, with respect thereto unless any such Claim is asserted in accordance with this Section 6.11 on or prior to such time.

(c)                Survival of Claims Until Final Determination. For each Claim for indemnification hereunder regarding a representation, warranty, covenant, obligation or agreement that is made before the expiration of such representation, warranty, covenant, obligation or agreement, such Claim and associated rights to indemnification will not terminate until the Final Determination of such Claim.

(d)                Enforcement of Survival Period. It is the express intent of the Parties that, if the applicable survival period for an item as contemplated by this Section 7.3 (the “Applicable Survival Period”) is longer than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item will be increased to the extended survival period set forth in this Section 7.3. The Parties further acknowledge that the Applicable Survival Periods set forth in this Section 7.3 for the assertion of claims under this Agreement are the result of an arm’s-length negotiation among the Parties and that the Parties intend for the time periods to be enforced as agreed by the Parties.

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Section 7.4           Limitations.

(a)                Threshold. Except as provided in Section 7.4(b), the Purchaser Indemnified Persons will not be entitled to indemnification pursuant to Section 7.1(b)(i) unless and until the aggregate amount of all Damages of the Purchaser Indemnified Persons pursuant to Section 7.1(b)(i) exceeds $250,000 (the “Threshold”); and if the Damages of the Purchaser Indemnified Persons pursuant to Section 7.1(b)(1) exceed the Threshold, then Sellers and the Equityholders shall be obligated for any Damages pursuant to Section 7.1(b)(i) related to such Claim from the Threshold (subject to the other express limitations set forth in this Section 6.11). Except as provided in Section 7.4(b), the Seller Indemnified Persons will not be entitled to indemnification pursuant to Section 7.1(c)(i) unless and until the aggregate amount of all Damages of the Seller Indemnified Persons pursuant to Section 7.1(c)(i) exceeds the Threshold; and if the Damages of the Seller Indemnified Persons pursuant to Section 7.1(c)(i) exceed the Threshold, then Purchasers will be obligated for any Damages pursuant to Section 7.1(b)(i) related to such Claim from the Threshold (subject to the other express limitations set forth in this Section 6.11).

(b)                Exceptions. The limitations set forth in Section 7.4(a) will not apply to or otherwise affect the Purchaser Indemnified Persons’ or Seller Indemnified Persons’ ability to make Claims or recover Damages with respect to Claims based on or for (i) a breach or inaccuracy of any Fundamental Representation or Purchaser Fundamental Representation (or any inaccuracy of the Seller Closing Certificate, any Equityholder Closing Certificate or the Purchaser Closing Certificate with respect to the same), (ii) Fraud, or (iii) indemnification under Section 7.1(b)(ii), Section 7.1(b)(iii), Section 7.1(b)(iv), Section 7.1(c)(ii) or Section 7.1(c)(iii) (collectively, “Indemnification Exclusions”).

(c)                Caps on Indemnification Obligations of Sellers.

(i)                 Except with respect to Fundamental Representations, Sellers’ and the Equityholders’ obligations to provide indemnification under Section 7.1(b)(i), in the aggregate, will not exceed Four Million Two Hundred Thousand Dollars ($4,200,000). Sellers’ and the Equityholders’ obligations to provide indemnification under Section 7.1(b)(i) with respect to Fundamental Representations, in the aggregate, will not exceed an amount equal to the Purchase Price. Purchasers’ obligation to provide indemnification under Section 7.1(c)(i) with respect to Purchaser Fundamental Representations, in the aggregate, will not exceed an amount equal to the Purchase Price.

(ii)               Sellers’ and the Equityholders’ aggregate obligations to provide indemnification pursuant to this ARTICLE IX will not exceed an amount equal to the Purchase Price.

(iii)             The limitations set forth Section 7.4(c)(i) and Section 7.4(c)(ii) will not apply to or otherwise affect the Purchaser Indemnified Persons’ or Seller Indemnified Persons’, as applicable, ability to make Claims or recover Damages with respect to Claims for Fraud, for which Sellers’ and the Equityholders’ or Purchasers’, as applicable, obligations to provide indemnification will be the full extent of any such Damages.

(d)                Other Recovery. All Damages will be net of any amounts actually recovered by the Purchaser Indemnified Person under insurance policies or other sources of indemnification or recovery with respect to Damages (net of expense actually incurred in connection with such recovery or any related premium adjustments). In no event will any Purchaser Indemnified Person or Seller Indemnified Person be entitled to indemnification for any Damages relating to any matter arising under a provision of this Agreement or any other Related Agreement to the extent that any Purchaser Indemnified Person or Seller Indemnified Person has already recovered for the same Damages pursuant to another provision of this Agreement or any other Related Agreement, including to the extent any such amounts were taken into account in the calculation of the Purchase Price.

Section 7.5           Materiality Qualifiers. For purposes of calculating the amount of Damages arising out of or relating to any inaccuracy in or breach of any representation or warranty in Section 4.1 or Section 4.2, and the determination of whether a breach has occurred, any Materiality Qualifiers in such representation or warranty will be disregarded; provided that the Materiality Qualifiers in the defined terms “Material Adverse Effect,” and “Material Contracts,” and in Section 4.1(d), Section 4.1(e) and Section 4.1(o) will be not be disregarded.

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Section 7.6           Exclusive Remedy; Rights to Specific Performance.

(a)                From and after the Closing, the remedies in this Section 6.11 will be the sole and exclusive remedies of the Parties with respect to claims for breach of this Agreement, except, in each case, for (i) the remedies of specific performance and injunctive or other equitable relief to the extent permitted in this Agreement, and (ii) Claims based on Indemnification Exclusions, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, it being irrevocably agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the parties to the fullest extent permitted by applicable Law.

(b)                The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Parties in accordance with their specific terms or were otherwise breached. Accordingly, each Party will be entitled to seek an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement by another Party and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which such Party is entitled at law or in equity, but subject to the express limitations set forth in this Section 6.11.

Section 7.7           Recourse.

(a)                If a Purchaser Indemnitee is entitled to a recovery under this Agreement or the Related Agreements, such Purchaser Indemnitee shall have the option to (i) set off against amounts otherwise payable by Purchasers to the Sellers pursuant to this Agreement, including pursuant to the Promissory Note and/or any Earn-Out Payment (the “Set-off”), and (ii) for indemnification based upon, arising out of, with respect to or by reason of any Indemnification Exclusions, recover directly from the Sellers and the Equityholders.

(b)                The exercise of a right of the Set-Off by Purchasers in good faith, whether or not ultimately determined to be justified, will not constitute a breach of the Agreement or the Promissory Note. Prior to causing any such Set-off, Purchasers shall give written notice thereof to the Representative, specifying in reasonable detail (i) the amount of Damages subject to the Set-Off (or, if not readily calculable, a reasonable estimate of the amount of such Damages as determined in good faith), (ii) the manner in which the Set-off will be effected, and (iii)  the date on which such Set-off shall be effected, which shall not be less than ten (10) Business Days after written notice is given to Representative (the period from the date written notice is given to the Representative through the date such Set-off is to be effected, the “Set-off Notice Period”).

(c)                If and to the extent that any Seller Indemnified Person is entitled to indemnification pursuant to this Agreement (after giving effect to the limitations on indemnification set forth in this Section 6.11), any such indemnification claims will be satisfied by payment of such Damages in cash from Purchaser.

Section 7.8           Knowledge and Investigation. All representations and warranties of Sellers and the Equityholders contained in this Agreement will be deemed material and relied upon by the Purchaser Indemnified Persons or the Seller Indemnified Persons, as applicable, regardless of any knowledge or investigation made by any Purchaser Indemnified Person or Seller Indemnified Person, as applicable, or any of their respective representatives, and none will be waived by any failure to pursue any action or the consummation of the transactions contemplated hereunder.

Section 7.9           Effect of Indemnification Payments. Any indemnification payment made pursuant to this Section 6.11 will be treated as an adjustment to the Purchase Price.

Section 7.10        No Right of Contribution or Subrogation. Neither Seller nor any Equityholder will make any claim for contribution or subrogation against any Purchaser Indemnified Person with respect to any indemnity claims arising under or in connection with this Agreement to the extent that any Purchaser Indemnified Person is entitled to indemnification hereunder for such claim, and Seller and the Equityholders hereby waive any such right of contribution and subrogation from or against any Purchaser Indemnified Person that Seller or any Equityholder, as applicable, has or may have in the future.

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Section 7.11       Effect of Officer’s Certificates. For the avoidance of doubt, any written certification by a Person (or any officer thereof) of the accuracy of any representation or warranty (or of any other matter), including the Seller Closing Certificate, any Equityholder Closing Certificate, the Purchaser Closing Certificate and any other certification contemplated in Section 3.2, will be deemed to constitute the making or re-making of such representation or warranty by such Person (or a representation or warranty regarding such other matter) at the time of such certification in the manner and to the extent stated in such certification, including for purposes of Section 7.1(b) and Section 7.1(c).

Section 7.12       References to “Indemnification Obligations”. For purposes of this Section 6.11 and any other provision of this Agreement, any reference to the “indemnification obligations” of Sellers or the Equityholders or Purchasers under this Section 6.11 or words of like import, will be deemed to refer to all of the obligations of Sellers and the Equityholders or Purchasers, as applicable under Section 7.1(b) or Section 7.1(c), as applicable, including the obligations to indemnify, defend, reimburse, hold harmless and pay.

ARTICLE VIII.
termination of agreement

Section 8.1           Termination Generally. This Agreement may be terminated at any time prior to the Closing as follows:

(a)                The MMT Parties and Sellers, on behalf of Elemental and the Equityholders, may terminate this Agreement by mutual written consent;

(b)                either the MMT Parties or Sellers (on behalf of Elemental and the Equityholders) may terminate this Agreement by giving written notice to the other Party if there shall be any applicable Law (except to the extent that the U.S. federal law conflicts with applicable U.S. state and local laws) that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Authority shall have issued an Order restraining or enjoining the transactions contemplated by this Agreement;

(c)                the MMT Parties may terminate this Agreement by giving written notice to Sellers: (i) in the event that any Seller, Elemental or Equityholder breaches any representation, warranty, covenant, obligation or agreement contained in this Agreement that would cause a condition set forth in Section 3.2(a) or Section 3.2(b) not to be satisfied, and such breach is incapable of being cured prior to the earlier of (A) the Business Day prior to the Outside Date and (B) the date that is thirty (30) days from the date that Sellers are notified in writing by an MMT Party of such breach or failure to perform; or (ii) if the Closing has not occurred on or before Sixty (60) days following the Effective Date (the “Outside Date”) (unless the failure results primarily from (A) an unforeseen delay in obtaining a necessary approval from a Governmental Authority that the Parties are actively working to address and is capable of being fully and adequately addressed within twenty (20) Business Days of the Outside Date or (B) an MMT Party breaching any representation, warranty, covenant, obligation or agreement contained in this Agreement); and

(d)                Either Seller or the Representative, on his or its own behalf and on behalf of Elemental and the Equityholders, may terminate this Agreement by giving written notice to the MMT Parties: (i) in the event that an MMT Party breaches any representation, warranty, covenant, obligation or agreement contained in this Agreement that would cause a condition set forth in Section 3.3(a) or Section 3.3(b) not to be satisfied, and such breach is incapable of being cured prior to the earlier of (A) the Business Day prior to the Outside Date and (B) the date that is thirty (30) days from the date that the MMT Parties are notified in writing by the Representative of such breach or failure to perform; or (ii) if the Closing has not occurred on or before the Outside Date (unless the failure results primarily from (A) an unforeseen delay in obtaining a necessary approval from a Governmental Authority that the Parties are actively working to address and is capable of being fully and adequately addressed within twenty (20) Business Days of the Outside Date or (B) any Seller, Elemental or Equityholder breaching any representation, warranty, covenant or agreement contained in this Agreement).

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Section 8.2           Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1, this Agreement will forthwith become void and there will be no liability or obligation on the part of the MMT Parties, Sellers, Elemental or the Equityholders, or their respective officers, directors or stockholders, if applicable; provided, that, the provisions of Article IX (Miscellaneous) and this Section 8.2 will remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VIII and provided, further that the termination of this Agreement pursuant to Section 8.1 will not be deemed to release any Party from any liability for breaches of any representation, warranty, covenant, obligation or agreement contained in this Agreement (nor a waiver of any right in connection therewith) and will be in addition to any other right or remedy a Party has under this Agreement or otherwise. The exercise of a right of termination of this Agreement is not an election of remedies.

ARTICLE IX.
Miscellaneous

Section 9.1           Bulk Sales. If the provisions of Article 6 of the Uniform Commercial Code have not been repealed in each jurisdiction where any of the Purchased Assets are located, Sellers and Purchasers hereby waive compliance with the provisions of Article 6 of the Uniform Commercial Code in each such jurisdiction that has not repealed such article and where any of the Purchased Assets are located in connection with the transactions contemplated hereunder. Seller will be responsible for all Liabilities arising out of the Parties’ waiver of such compliance.

Section 9.2           Press Releases and Public Announcements. Except as otherwise required by Law, prior to Closing, no Party will, and will not permit any of their respective Affiliates, representatives or advisors to, issue or cause the publication of any press release or make any other public announcement, including any tombstone advertisements or any announcements to their respective employees, customers or suppliers or the employees, customers or suppliers of Sellers, Elemental or the Business with respect to the transactions contemplated by this Agreement and the Related Agreements without the prior written consent of Parent, in the case of Sellers, Elemental, the Equityholders or the Representative, or the Representative in the case of the MMT Parties. Notwithstanding anything in this Agreement to the contrary, prior to Closing, the MMT Parties may make any public announcement that is required by applicable Law; provided that it provides the Representative with a reasonable opportunity to review any such announcement in advance of its publication.

Section 9.3           Notices. All notices and other communications hereunder will be in writing and will be deemed received (i) on the date of delivery if delivered personally or by messenger service, (ii) on the date of confirmation, by reply email, of receipt of transmission by email (or, the first (1st) Business Day following such confirmation of receipt if (x) the date is not a Business Day or (y) confirmation of receipt is given after 5:00 p.m., Mountain Time) or (z) on the date of confirmation of receipt if delivered by a nationally recognized courier service (or, the first (1st) Business Day following such receipt if (a) the date is not a Business Day or (b) confirmation of receipt is given after 5:00 p.m., Mountain Time), to the Parties at the following addresses or e-mail addresses (or at such other addresses or e-mail addresses for a Party as will be specified by like notice):

(a)	if to Purchasers or Parent, to:

Medicine Man Technologies, Inc. 4880 Havana Street, Suite 201 Denver, Colorado 80239 Attention: Todd Williams and Dan Pabon Email Address: todd@schwazze.com; dan@schwazze.com with a copy to (not constituting notice):

Dentons US LLP 233 S. Wacker Drive, Suite 5900 Chicago, IL 60606 Attention: Michael Froy Email Address: michael.froy@dentons.com

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(b)	if to Sellers, Elemental (prior to Closing), Equityholders and/or the Representative, to:

William Ford 736 Valverde Dr SE Albequerque, NM 87108 Email Address:Willie@reynoldgreenleaf.com with a copy to (not constituting notice):

Wysocki Law Group, P.C. 4582 S. Ulster St., Suite 110 Denver, CO 80237 Attention: Jeremy S. Wysocki Email Address: jwysocki@wysocki.law

Section 9.4           Interpretation. In this Agreement: (a) the table of contents and headings are for convenience of reference only and will not affect the meaning or interpretation of this Agreement; (b) the words “herein,” “hereunder,” “hereby” and similar words refer to this Agreement as a whole (and not to the particular sentence, paragraph, Article or Section where they appear); (c) terms used in the plural include the singular, and vice versa, unless the context clearly requires otherwise; (d) unless expressly stated herein to the contrary, reference to a Seller or the Sellers shall mean either or both Sellers, as applicable, reference to an NFP or the NFPs shall mean either or both NFPs, as applicable, and reference to a Company Party or the Company Parties shall mean any or all Company Parties, as applicable; (e) unless expressly stated herein to the contrary, reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and as in effect from time to time, including any rule or regulation promulgated thereunder; (f) the words “including,” “include” and variations thereof are deemed to be followed by the words “without limitation”; (g) unless expressly stated herein to the contrary, reference to a document, including this Agreement, will be deemed to also refer to each annex, addendum, exhibit, schedule or other attachment thereto; (h) unless expressly stated herein to the contrary, reference to an Article, Section, Schedule, Disclosure Schedule, or Exhibit is to an article, section, schedule, the Disclosure Schedule, or exhibit, respectively, of this Agreement; (i) when calculating a period of time, the day that is the initial reference day in calculating such period will be excluded and, if the last day of such period is not a Business Day, such period will end on the next day that is a Business Day; (j) unless otherwise required by the context in which they appear, the terms “shall” and “will” are used interchangeably; and (k) the phrase “the date hereof” means the date of this Agreement, as stated in the first paragraph hereof. All dollar ($) references in this Agreement are to United States dollars and all amounts that are to be calculated or paid hereunder will be calculated or paid in United States dollars. The Parties participated jointly in the negotiation and drafting of this Agreement and the Related Agreements, and each Party was (or had ample opportunity to be) represented by legal counsel in connection with this Agreement and the Related Agreements, and each Party and each Party’s counsel have reviewed and revised (or had ample opportunity to review and revise) this Agreement and the Related Agreements; therefore, if an ambiguity or question of intent or interpretation arises, then this Agreement and the Related Agreements will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the terms hereof or thereof.

Section 9.5           Counterparts; Electronic Signature. This Agreement may be executed and delivered by each Party in separate counterparts (including electronic signatures (e.g. docusign), or electronic portable document format (.PDF) or similar format), each of which when so executed and delivered will be deemed an original and all of which taken together will constitute one and the same agreement. This Agreement will become effective when, and only when, each Party delivers a counterpart hereof to each other Party. This Agreement may be executed by .PDF signature or electronic signature, and a .PDF signature or electronic signature will constitute an original signature for all purposes.

Section 9.6           Entire Agreement; Nonassignability; Parties in Interest. This Agreement, the Related Agreements and the certificates, documents and instruments and other agreements specifically referred to herein or therein or delivered pursuant hereto or thereto, including the Exhibits and the Schedules (including the Disclosure Schedule), and the Confidentiality Agreement (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, (b) may not be assigned to any other Person, except Purchasers and Parent may assign this Agreement, any Related Agreements or the Confidentiality Agreement to any one or more Affiliate of Purchasers or Parent (provided, that Purchasers and Parent remain liable for all obligations pursuant to this Agreement, all Related Agreements and the Confidentiality Agreements following any such Assignment), and (c) will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement will create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement other than the Purchaser Indemnified Persons and the Seller Indemnified Persons.

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Section 9.7           Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 9.8           Extension; Waiver; Amendment. Any Party may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the covenants, agreements, obligations or conditions for the benefit of such Party contained herein. Any such extension or waiver by any Party will not operate or be construed as a further or continuing extension or waiver. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such Party. The Parties may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the Parties.

Section 9.9           Arbitration. The Parties hereby agree to submit all controversies, claims, and matters of difference between the Parties in connection with this Agreement to arbitration before the Judicial Arbiter Group, Inc. (“JAG”) in Denver, Colorado according to the rules and practices of The American Arbitration Association from time to time in force before a single arbiter with JAG (the “Arbitrator”). In selecting the Arbitrator, Purchasers, the Representative and JAG shall each select one (1) prospective arbitrators with JAG. Such selections shall be placed on a list, and, from that list of four (4) prospective arbitrators, Purchasers, the Representative, in an order to be selected randomly by JAG, will take turns striking one (1) prospective arbitrator from the list. After Purchasers and the Representative have each struck one (1) prospective arbitrator from the list, the last remaining prospective arbitrator shall constitute the Arbitrator. This submission and agreement to arbitrate shall be specifically enforceable. Arbitration may proceed in the absence of any Party if notice of the proceedings has been given to the respective Party. All awards rendered in such proceedings shall be final and binding on all Parties to the extent and in the manner provided by the Colorado Rules of Civil Procedure. All awards may be filed with the clerk of one or more courts, state or federal, in or for Denver, Colorado as a basis of judgment and of the issuance of execution for its collection. Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that a Party may seek preliminary or permanent injunctive relief, specific performance, or relief in the nature of equity to enjoin any harm or threat of harm to such party’s tangible or intangible property in the courts in and for Denver, Colorado, including, without limitation, prior to or during the pendency of any arbitration proceedings in connection with this Agreement.

Section 9.10       Governing Law; Jurisdiction. This Agreement and all Legal Proceedings arising hereunder will be governed by and construed in accordance with the Laws of the State of Delaware without reference to such state’s principles of conflicts of Law. Subject to Section 9.9, each of the Parties irrevocably consents to the exclusive jurisdiction of and venue in any state court located in the State of Delaware (and of and in any court to which an appeal of the decisions of any such court may be taken), in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the Laws of the State of Colorado and/or State of New Mexico for such persons, and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process; provided, however, that any Party will be entitled to seek injunctive or other equitable relief in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein in any forum having proper legal jurisdiction over such matter. THE PARTIES ACKNOWLEDGE THAT (A) NEW MEXICO HAS ENACTED CERTAIN LEGISLATION TO GOVERN THE MARIJUANA INDUSTRY AND (B) THE POSSESSION, SALE, MANUFACTURE, AND CULTIVATION OF MARIJUANA IS ILLEGAL UNDER FEDERAL LAW. THE PARTIES WAIVE ANY DEFENSES BASED UPON INVALIDITY OF CONTRACTS FOR PUBLIC POLICY REASONS AND THE SUBSTANCE OF THE CONTRACT VIOLATING FEDERAL LAW

Section 9.11       Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, EACH PARTY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, AMONG THE PARTIES ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED HEREUNDER. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

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Section 9.12       Expenses. Except as otherwise expressly provided for in this Agreement, whether or not the transactions contemplated hereunder are consummated, all costs and expenses arising out of or relating to the discussion, evaluation, negotiation and documentation of this Agreement, the Related Agreements and the transactions contemplated hereunder and thereunder (including fees and expenses of legal counsel and financial advisors and accountants, if any, and including any bonuses or other payments made to any employees relating to this Transaction and related payroll taxes) (in the aggregate, “Transaction Expenses”) will be paid by the Party incurring such expense. Notwithstanding the immediately preceding sentence, the Parties anticipate the submission of the licensing applications to be submitted to CCD and the Local Jurisdictions following the execution of this Agreement, and Purchasers agrees to pay all such application and marijuana licensing fees associated with such transfer of ownership of such licenses; provided that Sellers comply with Section 5.2.

Section 9.13       Representative.

(a)                William Ford is hereby appointed, authorized and empowered to act the Representative, for the benefit of Sellers and the Equityholders, as the exclusive agent and attorney-in-fact to act on behalf of each Seller and Equityholder, in connection with and to facilitate the consummation of the transactions contemplated hereby, including pursuant to the Related Agreements, which will include the power and authority:

(i)                 to execute and deliver the Related Agreements (with such amendments, modifications or changes therein as to which the Representative, in its sole discretion, will have consented) and to agree to such amendments or modifications thereto as the Representative, in its sole discretion, determines to be desirable;

(ii)               to negotiate, execute and deliver such waivers, modifications, amendments, consents and other documents required or permitted to be given in connection with this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby as the Representative, in its sole discretion, may deem necessary or desirable;

(iii)             to take any action on behalf of Sellers and the Equityholders or any individual Seller or Equityholder that may be necessary or desirable, as determined by the Representative in its sole discretion, in connection with negotiating or entering into settlements, resolutions and compromises with respect to the adjustments or payments contemplated by Section 2.4;

(iv)              to collect and receive all moneys and other proceeds and property payable to the Representative, RGA or the Equityholders from Purchasers as described herein or in the Related Agreements, and, subject to any applicable withholding retention laws, and net of any out-of-pocket expenses incurred by the Representative, the Representative will disburse and pay, except as otherwise provided hereunder, any amount payable to RGA or the Equityholders to each of RGA or Equityholders as set forth in the operating agreement of RGA and/or in accordance with the allocation principles set forth on Schedule 2.5;

(v)                as the Representative, to enforce and protect the rights and interests of Sellers and to enforce and protect the rights and interests of the Representative arising out of or under or in any manner relating to this Agreement and the Related Agreements or the transactions provided for herein or therein, and to take any and all actions which the Representative believes are necessary or appropriate under the Related Agreements or this Agreement, including actions in connection with the determination of any payment due hereunder or thereunder for and on behalf of Sellers or Equityholders, including (A) assert any claim or institute any action, proceeding or investigation; (B) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by an MMT Party or any other Person, or by any federal, state or local Governmental Authority against the Representative or any Seller or Equityholder, and receive process on behalf of any or all Sellers or Equityholders in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Representative will determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding or investigation; (C) file any proofs of debt, claims and petitions as the Representative may deem advisable or necessary; (D) settle or compromise any claims asserted under this Agreement or the Related Agreements; and (E) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, it being understood that the Representative will not have any obligation to take any such actions, and will not have any liability for any failure to take any such actions;

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(vi)              to refrain from enforcing any right of any Seller, Equityholder or the Representative arising out of or under or in any manner relating to this Agreement, the Related Agreements or any other agreement, instrument or document in connection with the foregoing; provided, however, that no such failure to act on the part of the Representative, except as otherwise provided in this Agreement, will be deemed a waiver of any such right or interest by the Representative or by such Seller or Equityholder unless such waiver is in writing signed by the waiving party or by the Representative; and

(vii)            to make, execute, acknowledge, deliver and receive all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement, the Related Agreements, and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith.

(b)                All actions decisions and instructions of the Representative will be conclusive and binding upon all of Sellers the Equityholders and no Seller, Equityholder or any other Person acting on behalf of any Seller will have any claim or cause of action against the Representative, and the Representative will have no liability to any Seller, Equityholder or any other Person acting on behalf of any Seller or Equityholder, for any action taken, decision made or instruction given by the Representative in connection with this Agreement or any Related Agreements, except in the case of the Representative’s own gross negligence or willful misconduct. In the performance of its duties hereunder, the Representative will be entitled to rely upon any document or instrument reasonably believed by it to be genuine, accurate as to content and signed by any Seller, any Equityholder, any MMT Party or any other Person. The Representative may assume that any Person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.

(c)                The Representative will have such powers and authority as are necessary or appropriate to carry out the functions assigned to it under this Agreement and in any other document delivered in connection herewith; provided, that the Representative will have no obligation to act on behalf of Sellers or the Equityholders. The Representative will at all times be entitled to rely on any directions received from Equityholders which collectively owned, as of immediately prior to the Closing, more than 75% of the equity securities of Sellers; provided, that the Representative will not be required to follow any such direction, and will be under no obligation to take any action in its capacity as the Representative based upon such direction. The Representative will be entitled to engage such counsel, experts and other agents and consultants as it may deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of willful misconduct on the part of the Representative) will be entitled to conclusively rely on the opinions and advice of such Persons. Notwithstanding anything to the contrary contained herein, the Representative in its capacity as such will have no fiduciary duties or responsibilities to any Seller or Equityholder and no duties or responsibilities except for those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any Seller or Equityholder will otherwise exist against or with respect to the Representative in its capacity as such.

(d)                In no event will the Representative be liable to any Seller or Equityholder hereunder or in connection herewith for any special, indirect, consequential, contingent, speculative, punitive or exemplary damages, or lost profits, diminution in value or any damages based on any type of multiple of earnings, cash flow or similar measure or for any liabilities resulting from the actions of a Seller or Equityholder other than the Representative acting in its capacity as such. The MMT Parties will have the right to rely upon all actions taken or omitted to be taken by the Representative pursuant to this Agreement and the Related Agreements, including the calculations required by Section 2.4, all of which actions or omissions will be legally binding upon Sellers and the Equityholders. The grant of authority provided for herein (i) is coupled with an interest and will be irrevocable by any act of any Seller or by operation of Law and all of the indemnities, immunities, authority and power granted to the Representative hereunder will survive the death, incompetency, bankruptcy or liquidation of any Seller and (ii) will survive the Closing or any termination of this Agreement or any Related Agreements.

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(e)                The Representative will not be liable to any Seller or Equityholder for any act done or omitted hereunder as Representative while acting in good faith. Sellers and the Equityholders will indemnify the Representative and hold the Representative harmless against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Representative or any of its Affiliates and any of their respective partners, members, attorneys, accountants, advisors or controlling Persons and arising out of or in connection with the acceptance or administration of the Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Representative. Each MMT Party (on its behalf and on behalf of its Affiliates) acknowledges that the Representative is party to this Agreement solely for purposes of serving as the “Representative” hereunder and no claim will be brought by or on behalf of an MMT Party or any of its Affiliates against the Representative with respect to this Agreement or the agreements or transactions contemplated hereby or any certificate, opinion, instrument or other documents delivered hereunder (with it being understood that any covenant or agreement of or by the “parties” or “each of the parties” at or prior to the Closing will not be deemed to require performance by, or be an agreement of, the Representative unless performance by the Representative is expressly provided for in such covenant or the Representative expressly so agrees).

(f)                 All out-of-pocket fees and expenses (including legal, accounting and other advisors’ fees and expenses, if applicable) reasonably incurred by the Representative in performing any actions under this Agreement or the Related Agreements will be paid out of the Representative Fund from time to time, as and when such fees and expenses are incurred. In the event that the amount of the Representative Fund is insufficient to satisfy all expense reimbursement and indemnification payments to which the Representative is entitled pursuant to this Section 9.13 upon written notice from the Representative to the Equityholders as to the existence of a deficiency toward the payment of any such expense reimbursement or indemnification amount, as the case may be, each Equityholder will promptly deliver to the Representative full payment of such Equityholder’s Pro Rata Portion of the amount of such deficiency. The Representative will establish such terms and procedures for administering, investing and disbursing any amounts from the Representative Fund as it may determine in its reasonable judgment to be necessary, advisable or desirable to give effect to the provisions of this Agreement. If any balance of the Representative Fund remains undisbursed at such time as all disputes, claims and other matters relating to the transactions contemplated by this Agreement and all other instruments and agreements to be delivered pursuant hereto have been finally resolved, then the Representative will distribute to each Equityholder, by wire transfer of immediately available funds to an account designated by each Equityholder, such Equityholder’s Pro Rata Portion of such remaining balance of the Representative Fund.

(g)                Any resignation by the Representative will not be effective until a new Representative will be appointed by Equityholders who held more than 50% of the aggregate equity securities of Sellers, immediately prior to the Closing.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date set forth in the preamble of this Agreement.

PARENT:

MEDICINE MAN TECHNOLOGIES, INC.,

a Nevada corporation

By: ___________________________________

Name: Justin Dye

Title: Chief Executive Officer

PURCHASERS:

NUEVO HOLDING, LLC

By: ___________________________________

Name: Justin Dye

Title: Authorized Signatory

NUEVO ELEMENTAL HOLDING, LLC

By: ___________________________________

Name: Justin Dye

Title: Authorized Signatory

RGA:

REYNOLD GREENLEAF & ASSOCIATES, LLC

By: ___________________________________

Name:

Title:

[Signature Page to Purchase Agreement]

ELEMENTAL:

ELEMENTAL KITCHEN AND LABORATORIES, LLC

By: ___________________________________

Name:

Title:

EQUITYHOLDERS:

___________________________________________

William N. Ford

___________________________________________

John Christopher Romero

___________________________________________

Jacob Christopher White

GLNM, LLC

By: ___________________________________

Name:

Title:

___________________________________________

Alexandra Falter-Hahn

___________________________________________

Michael Grimes

REPRESENTATIVE:

___________________________________________

William N. Ford

[Signature Page to Purchase Agreement]

EXHIBIT A

DEFINITIONS

“Accounting Principles” means the accounting principles, methodologies, procedures and policies followed in the preparation of the Financial Statements or as set forth on Exhibit D

“Accounts Payable” means, with respect to the Company Parties all accounts payable and other payment obligations to suppliers and vendors of the Business and trade payables, if any, whether or not listed on a Company Party’s books or records.

“Accounts Receivable” means, with respect to all accounts and notes receivable and other rights to payment from customers of the Business and trade receivables, if any, and the full benefit of all security for such accounts and rights to payment, whether or not listed on a Company Party’s books or records.

“Actual Cash Amount” means the Company Parties’ aggregate amount of Cash as of the close of business on the Business Day immediately prior to the Closing Date, determined in accordance with the Accounting Principles, and included in the Purchased Assets.

“Affiliate” means, with respect to any Person, any Person that controls, is controlled by or is under common control with, such Person. A Person will be presumed to have control when it possesses the power, directly or indirectly, to direct, or cause the direction of, the management or policies of another Person, whether through ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Principles” has the meaning set forth in Section 2.5.

“Alternate Transaction Proposal” has the meaning set forth in Section 5.5.

“Applicable Survival Period” has the meaning set forth in Section 7.3(d).

“Assigned Contract” has the meaning set forth in Section 1.5(a).

“Assumed Liabilities” has the meaning set forth in Section 1.3.

“Audited Financial Statements” has the meaning set forth in Section 4.1(d)(i).

“Base Cash Amount” means $5,000,000, minus the Edith Expenses.

“Bill of Sale” has the meaning set forth in Section 3.2(d)(iii).

“Business” has the meaning set forth in the Recitals.

“Business Day” means a day other than Saturday, Sunday, or any bank holiday in Denver, Colorado or New York, New York.

“Calculation Period” means the calendar year of 2021.

“Call Option Agreements” means those certain Call Option Agreements by and between an NFP and RGA Purchaser, substantially in the form attached hereto as Exhibit E.

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“Cash” means cash and cash equivalents of the Company Parties, including, all commercial paper, certificates of deposit and other bank deposits, treasury bills, and all other cash equivalents in their respective accounts, reduced by any cash overdrafts or other negative balances and checks and wire transfers from the Company Parties that have been written and issued or initiated but not posted and increased by checks and wire transfers to the Company Parties in transit or that have been written and issued or initiated but not posted, in each case determined in accordance with the Accounting Principles.

“Cash Shortfall Amount” has the meaning set forth in Section 2.1.

“CCD” means the New Mexico Cannabis Control Division.

“Claim” has the meaning set forth in Section 7.2(a).

“Claim Notice” has the meaning set forth in Section 7.2(a).

“Claim Objection Notice” has the meaning set forth in Section 7.2(b)(i).

“Claim Objection Period” has the meaning set forth in Section 7.2(b)(i).

“Claiming Party” has the meaning set forth in Section 7.2(a).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Purchase Price” has the meaning set forth in Section 2.2(a).

“Closing Statement” has the meaning set forth in 0.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collection and Use” has the meaning set forth in Section 4.1(q).

“Company Parties” means the RGA, Elemental and the NFPs, and each, a “Company Party”.

“Confidentiality Agreement” has the meaning set forth in Section 5.7.

“Contaminants” has the meaning set forth in Section 4.1(j)(viii).

“Contract” means any contract, agreement, understanding, commitment, purchase order, warranty or guarantee, license, use agreement, lease (whether for real estate, a capital lease, an operating lease or other lease), instrument or note, in each case that creates a legally binding obligation, and in each case whether written or to the extent binding, oral.

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“Contingent Liability” shall mean, for any Person, any agreement, undertaking or arrangement by which such Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the capital stock of any other Person. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby.

“Damages” means any losses, costs, damages, decline in value, lost profit, Liabilities, Taxes, expenses, (including reasonable legal fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing), whether asserted by third parties or incurred or sustained in the absence of third-party claims; provided, however, that “Damages” will not include punitive, exemplary or special damages, in each case except to the extent actually awarded to a third party or except in the case of Fraud.

“Disclosure Schedule” has the meaning set forth in the preamble to Section 4.1.

“Disputed Purchase Price Components” has the meaning set forth in Section 2.4(c).

“Earn-Out Adjusted EBITDA” means, for any period, the aggregate net income before interest, income taxes, depreciation and amortization of Purchasers and/or the Company Parties on a consolidated basis determined in accordance with the respective Accounting Principles, with adjustments to be agreed upon by the parties acting reasonably and in good faith, including non-recurring and extraordinary expenses, consistent with Parent’s existing methodology for determining non-recurring and extraordinary in connection with quarterly financial reporting.

“Earn-Out Calculation” has the meaning set forth in Section 2.3(b)(i).

“Earn-Out Calculation Objection Notice” has the meaning set forth in Section 2.3(b)(ii).

“Earn-Out Calculation Statement” has the meaning set forth in Section 2.3(b)(i).

“Earn-Out Payment” has the meaning set forth in Section 2.3(a).

“Earn-Out Review Period” has the meaning set forth in Section 2.3(b)(ii).

“Earn-Out Table” means the schedule attached hereto as Exhibit I.

“Edith Expenses” means those out-of-pocket expenses paid by RGA, Elemental and/or the NFPs in connection with the build-out of the grow facility located at 8017 Edith Blvd. NE, Albuquerque, New Mexico, which are proposed by Sellers pursuant to a summary with supporting invoices and agreed upon by Sellers and Purchasers at Closing.

“Effective Date” has the meaning set forth in the Preamble.

“Employee Benefit Plan” means any retirement, pension, profit sharing, deferred compensation, stock bonus, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, welfare, tuition reimbursement, disability, sick pay, holiday, vacation, retention, severance, change of control, stock purchase, stock option, restricted stock, phantom stock, stock appreciation rights, employee loan, fringe benefit or other employee benefit plan, fund, policy, program, practice, Contract, agreement or arrangement of any kind (including any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA) or any employment, consulting or personal services Contract, whether written or oral, qualified or nonqualified, funded or unfunded, or domestic or foreign, (a) that is sponsored, maintained, contributed to or required to be contributed to by the Company Parties or any ERISA Affiliate (or to which the Company Parties or any ERISA Affiliate is a party) and which covers or benefits any current or former employee, officer, director, consultant, independent contractor, or other service provider of or to the Company Parties (or any spouse, domestic partner, dependent or beneficiary of any such individual), or (b) with respect to which the Company Parties have (or could have) any Liability (including any contingent Liability).

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“Encumbrance” means any security interest, lien (including any mechanic’s lien, materialmen’s lien or Tax lien), restriction, claim, pledge, encumbrance, mortgage, deed of trust, option, restriction on transfer, imperfection of title, easement, encroachment, preemptive right, right of first refusal, right of first offer or charge of any kind or nature, whether consensual, statutory or otherwise.

“Enforceability Exceptions” has the meaning set forth in Section 4.1(a).

“Environmental, Health and Safety Requirements” means all Laws and Orders concerning public health and safety, worker health and safety, pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, investigation, abatement, control, remediation or cleanup of any Hazardous Substances.

“Equity Security” means (a) any common, preferred, or other capital stock, limited liability company interest or unit, partnership, limited partnership or general partnership interest, or similar security; (b) any warrants, options, or other rights to, directly or indirectly, acquire any security described in clause (a) above; (c) any other security containing equity features or profit participation features; (d) any security or instrument convertible or exchangeable directly or indirectly, with or without consideration, into or for any security described in clauses (a) through (c) above or another similar security (including convertible notes); and (e) any security carrying any warrant or right to subscribe for or purchase any security described in clauses (a) through (d) above or any similar security.

“Equityholder(s)” has the meaning set forth in the preamble.

“Equityholder Closing Certificate” has the meaning set forth in Section 3.2(d)(ii).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade, business or Person that, together with the Company Parties, is (or, at any relevant time, was) treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or 4001(b)(1) of ERISA.

“Estimated Closing Purchase Price” has the meaning set forth in Section 2.2(a).

“Excluded Assets” has the meaning set forth in Section 1.2.

“Excluded Liabilities” has the meaning set forth in Section 1.3.

“Extended Representations” means the representations and warranties set forth in Section 4.1(p) (Taxes) and Section 4.1(t) (Propriety of Past Payments).

“Final Governmental Approval” means any approval required from the CCD for the consummation of the transactions set for in this Agreement.

“Financial Statements” has the meaning set forth in Section 4.1(d)(i).

“Fraud” means, with respect to the making of any representation or warranty set forth in this Agreement, an act, committed by a Party, with the intent to deceive another Party and requires: (a) a false representation or warranty made by such Party herein; (b) with knowledge or belief that such representation is false; (c) with an intention to induce the Party to whom such representation is made to act or refrain from acting in reliance on it; and (d) causing that Party, in reliance upon such false representation or warranty and with ignorance to the falsity of such representation, to take or refrain from taking action.

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“Fundamental Representations” means the representations and warranties set forth in Section 4.1(a) (Organization; Authority; Binding Effect; Capitalization); Section 4.1(b) (Authorization and Non-Contravention), the first sentence of Section 4.1(f) (Assets), Section 4.1(i) (Environmental, Health and Safety Matters), Section 4.1(m) (Employee Benefits), Section 4.1(p) (Tax Matters), Section 4.1(t) (Propriety of Past Payments), Section 4.1(u) (Brokers), Section 4.2(a) (Capacity and Power); Section 4.2(b) (Authorization and Non-Contravention) and Section 4.2(c) (Brokers).

“General Survival Period” has the meaning set forth in Section 7.3(a).

“Government Contract” means, individually or collectively as the context may require, (a) Contracts, including delivery orders, task orders, purchase orders and notices-to-proceed between a Company Party and any Governmental Authority and (b) Government Subcontracts.

“Government Subcontract” means a Contract between a Company Party and a Prime Contractor that is providing goods or services to a Governmental Authority, pursuant to a Contract with such Governmental Authority, regarding such goods or services (or a portion thereof).

“Governmental Authority” means any nation, state or province or any municipal or other political subdivision thereof, and any agency, commission, department, board, bureau, official, minister, tribunal or court, whether national, state, provincial, local, foreign, multinational or otherwise, exercising executive, legislative, judicial, regulatory or administrative functions of a nation, state or province or any municipal or other political subdivision thereof, and any arbitrator or arbitral body, including the CCD, the state of New Mexico and/or any regulatory body in the state of New Mexico with jurisdiction over the Business.

“Hazardous Substances” means hazardous materials, hazardous substances, hazardous wastes toxic substances, hazardous chemicals, pollutants, contaminants or words of similar import, regulated under Environmental, Health and Safety Requirements, pesticides, petroleum products or byproducts, asbestos, polychlorinated biphenyls, or radiation.

“Hired Service Providers” has the meaning set forth in Section 1.6(a).

“Immigration Laws” has the meaning set forth in Section 4.1(l)(ix).

“Inbound License” means any Contract, covenant not to sue, settlement, forbearance or other Contract pursuant to which a Company Party is granted rights to any other Person’s Proprietary Information and Technology, including any Software license (including any right to access or use data or any Open Source Materials), Patent license, trademark license, or any Contract pursuant to which a Company Party obtains a right to access or exploit a Person’s Proprietary Information and Technology in the form of services, such as a software as a service Contract or a cloud services Contract.

“Indebtedness” means, without duplication, any liability under or for any of the following (excluding any trade payable incurred in the Ordinary Course of Business), including any accrued interest, fees or other expenses regarding any of the foregoing, including any prepayment penalties or premiums, consent fees, break fees or similar payments or contractual charges: (a) indebtedness for borrowed money (including as a guarantor or if guaranteed or for which a Person is otherwise liable or responsible, including an obligation to assume indebtedness); (b) note, bond, debenture or similar instrument (including a letter of credit); (c) surety bond; (d) swap, hedging or similar Contract; (e) capital lease; (f) banker acceptance; (g) purchase money mortgage, indenture, deed of trust or other purchase money lien or conditional sale or other title retention Contract; (h) the deferred purchase price of property or services with respect to which such Person is liable (regardless of how structured), contingently or otherwise, as obligor or otherwise; (i) guaranties of any of the foregoing or (j) Liability secured by any Encumbrance on any asset or property.

“Indemnification Exclusions” has the meaning set forth in Section 7.4(b).

“Indemnified Taxes” means; (a) any and all Taxes (or the non-payment thereof) imposed on or with respect to the Equityholders, Company Parties, the Purchased Assets, the Business, operations or activities of an Equityholder or Company Parties, for any Taxable period (or portion thereof) ending on or prior to the Closing Date; (b) Sellers’ share of any Transfer Taxes (calculated in accordance with Section 6.4(a)), (c) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which an Equityholder, Company Party, or any predecessor of any of the foregoing, is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign law; (d) any and all Taxes of any Person imposed on the Equityholders, the Company Parties or the Business as a transferee or successor, by Contract (other than customary commercial Contracts, the primary purpose of which is unrelated to Taxes) or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring on or before the Closing Date; (e) any indirect costs deducted in connection with any Tax Return as part of the cost of goods sold of any Seller or Company Party; and (f) any and all Taxes imposed, incurred or relating to the Tax Assignment.

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“Independent Accounting Firm” means Ricci & Company.

“Insurance Policy” has the meaning set forth in Section 4.1(k)(i).

“Intellectual Property Assignment Agreement” has the meaning set forth in Section 3.2(d)(v).

“Intellectual Property Rights” means collectively any and all rights (anywhere in the world, whether statutory, equitable, common law or otherwise) in: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all Patents; (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names and URLs and rights to social media accounts, together with all translations, adaptations, derivations, and combinations thereof; (c) all works of authorship, copyrightable works, and copyrights; (d) all mask works; (e) Proprietary Information and Technology; (f) all goodwill associated with any of the foregoing; (g) all applications, registrations and renewals in respect of any of the foregoing; and (h) any claims for, or rights to pursue, recover or retain damages, costs, profits, royalties, attorneys’ fees or advisory fees or other relief for past, present and future infringement or misappropriation of any of the foregoing.

“Interim Financial Statements” has the meaning set forth in Section 4.1(d)(i).

“Inventory” means all inventory of the Company Parties with respect to the Business, wherever located (including in transit and in customer owned tanks), including all Marijuana Inventory, finished goods, work in process, raw materials, propane gas, new and unused spare parts and fittings boxed and held for resale, appliance inventory held for resale, appliances on the Company Parties’ showroom floors, and all other materials and supplies to be used or consumed by the Company Parties in connection with the Business, excluding any CO2.

“Inventory Payment” shall mean the collective amount owed by the Purchasers to the Sellers pursuant to Sections 2 and 3 of Exhibit G.

“IP Licenses” means, collectively, all Inbound Licenses and all Outbound Licenses.

“IRS” means the United States Internal Revenue Service.

“Key Employees” means William N. Ford, Alexandra Falter-Haun, Jacob Christopher White and John Christopher Romero.

“Law” means any applicable provision of any constitution, treaty, statute, law (including the common law), rule, regulation, ordinance, code or order enacted, adopted, issued or promulgated by any Governmental Authority, except for any United States federal law, rule, or regulation relating to the illegality of marijuana and/or trafficking in marijuana.

“Leased Real Property” has the meaning set forth in Section 4.1(g)(ii).

“Legal Proceeding” has the meaning set forth in Section 4.1(c)(i).

“Liability” means any indebtedness, loss, damage, adverse claim, fine, penalty, Tax, liability, responsibility or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), including all costs and expenses relating thereto.

“Licensed IP” has the meaning set forth in Section 6.12(a).

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“Line Item Adjustment” means, for each NWC Line Item, an amount (which may be a positive or negative number), equal to:

(a) if the amount of such NWC Line Item is equal to or higher than the “minimum target” for such NWC Line Item set forth on Exhibit G and equal to or less than the “maximum target” for such NWC Line Item set forth on Exhibit G, then $0;

(b) if the amount of such NWC Line Item is lower than the “minimum target” for such NWC Line Item set forth on Exhibit G, then a negative number equal to (i) the difference of (1) such NWC Line Item, minus (2) the “minimum target” for such NWC Line Item set forth on Exhibit G, multiplied by (ii) the “value multiplier” for such NWC Line Item set forth on Exhibit G; or

(c) if the amount of such NWC Line Item is higher than the “maximum target” for such NWC Line Item set forth on Exhibit G, then a positive number equal to (i) the difference of (1) such NWC Line Item, minus (2) the “maximum target” for such NWC Line Item set forth on Exhibit G, multiplied by (ii) the “value multiplier” for such NWC Line Item set forth on Exhibit G.

“Local Jurisdictions” means those Governmental Authority jurisdictions in the state of New Mexico for which approval, consent or notice of this Agreement and the transactions contemplated herein is required.

“M&A Qualified Beneficiary” has the meaning set forth in Section 6.6.

“Marijuana Inventory” means all of the Company Parties’ inventory that (a) is of quality and quantity usable, non-expired, merchantable quality and fit for the purpose for which it was purchased, manufactured and cultivated, (b) is not damaged or defective, and (c) is salable in the Ordinary Course of Business and includes marijuana clones, plants, flower and trim.

“Material Adverse Effect” means any event, effect, circumstance, change, occurrence, fact, factor or development that, individually or in the aggregate with other events, effects, circumstances, changes, occurrences, facts, factors or developments, is or would reasonably be expected to have a material adverse effect on (a) the Business, the Purchased Assets, Liabilities, operations (including results of operations) or condition (financial or otherwise) of the Company Parties, or (b) the consummation of the transactions contemplated by this Agreement; provided, that none of the following (either alone or in combination) will constitute or be taken into account in determining whether there has been a Material Adverse Effect: (i) changes in economic conditions affecting the United States, including changes in interest rates, (ii) changes in national or international political or social conditions in any jurisdiction where the Company Parties operate, including hostilities, acts of war (whether or not declared), terrorism, epidemic, pandemic or military actions, including the escalation or worsening thereof, (iii) changes in financial, banking, securities or commodities markets (including any disruption thereof, any decline in the price of any security or any market index and any changes in interest rates) or (iv) the taking of any action expressly required by this Agreement; provided, further, that any such event, circumstance, change, occurrence, fact, factor or development described in the preceding clauses (i) through (iii) will be excluded only to the extent that such event, effect, circumstance, change, occurrence, fact, factor or development does not have a disproportionate effect on the Business, relative to other Persons engaged in the industries in which the Company Parties operate.

“Material Contract” has the meaning set forth in Section 4.1(o)(i).

“Material Supplier” means the top 10 suppliers of the Company Parties by expense for each of the fiscal years ended December 31, 2019 and December 31, 2020.

“Materiality Qualifier” means any qualification for or references to “materially,” “materiality,” “material,” “in all material respects,” “Material Adverse Effect,” “material adverse change” and words of similar import.

“Medzen” means Medzen Services, Inc., a New Mexico not-for-profit corporation.

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“MMT Party” has the meaning set forth in the preamble.

“Most Recent Balance Sheets” means the balance sheet of each Company Party as of October 31, 2021.

“Negative Working Capital Adjustment” means, in the event that the Net Working Capital is a negative amount, the absolute value of such amount.

“Net Working Capital” means an amount (which may be a positive or negative number) equal to the sum of all Line Item Adjustments, in each case, as determined as of the close of business on the Business Day immediately prior to the Closing and calculated in accordance with the Accounting Principles.

“NFPs” means Medzen and RGO, and each, an “NFP”.

“NFP Assets” has the meaning set forth in Section 4.1(f).

“NFP Contract” means any Contract between either Seller and either NFP.

“NFP Deliverables” has the meaning set forth in Section 3.2(e).

“NWC Line Item” means each line item that is a current asset or current liability and that is specifically set forth on Exhibit G.

“Objection Notice” has the meaning set forth in Section 2.4(b).

“Objection Period” has the meaning set forth in Section 2.4(b).

“Open Source Materials” means, collectively: (a) any material that contains, or is derived in any manner (in whole or in part) from, any software or other material that is distributed as free, open source (e.g., a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses; or (b) any software that requires as a condition of use, modification, hosting, or distribution of such software, or of other software used or developed with, incorporating, incorporated into, derived from, or distributed with such software, that such software or other software (i) be disclosed or distributed in source code form; (ii) be licensed for the purpose of making derivative works, (iii) be redistributed, hosted or otherwise made available at no or minimal charge, or (iv) be licensed, sold or otherwise made available on terms that (A) limit in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of such software or other software or (B) grant the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of such software or other software.

“Order” has the meaning set forth in Section 4.1(c)(i).

“Ordinary Course of Business” means, with respect to the Company Parties the ordinary course of business of the Company Parties consistent with past practice and with industry standards.

“Outbound License” means any Contract, covenant not to sue, settlement, or forbearance pursuant to which a Company Party authorizes or otherwise permits any other Person to access or exploit Owned IP, including, in either case, any Software license (including right to access or use data), Patent license, trademark license, or any Contract pursuant to which a Person obtains a right to access or exploit any such Owned IP in the form of services, such as a software as a service Contract or a cloud services Contract.

“Outside Date” has the meaning set forth in Section 8.1(c).

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“Owned IP” means all Proprietary Information and Technology and Intellectual Property Rights therein that are owned or purported to be owned by a Company Party.

“Owned Real Property” has the meaning set forth in Section 4.1(g)(ii).

“Parent” has the meaning set forth in the preamble.

“Parent SEC Documents” means the publicly filed documents of Parent as set forth on the SEC website.

“Party” or “Parties” has the meaning set forth in the preamble.

“Patents” means all (a) patents and patent applications; (b) all reissues, reexaminations, extensions, continuations, continuations in part, continuing prosecution applications and divisions of any of the items listed in clause (a) of this definition; (c) all foreign counterparts to any of the items listed in clause (a) or (b) of this definition, including utility models, inventors’ certificates, industrial design protection and any other form of grant or issuance by any Governmental Authority; (d) all applications that claim priority to any of the items listed in clause (a), (b), or (c); and (e) all patents that issue from any of the items listed in (b), (c), or (d) of this definition.

“Payoff Letter” has the meaning set forth in Section 3.2(d)(vii).

“Permit” means any permit, registration, approval, license, certificate or authorization issued by any Governmental Authority or quasi-governmental or self-regulatory body.

“Permitted Encumbrances” means any (a) Encumbrance for any Tax, assessment or other governmental charge that is not yet due or payable and, in each case, for which appropriate reserves have been established by the Company Parties in accordance with the Company Parties’ Accounting Principles or which is being contested in good faith, (b) mechanic’s, materialmen’s, landlord’s or similar Encumbrance arising or incurred in the Ordinary Course of Business of the applicable Person that secures any amount that is not yet due or payable, (c) Encumbrances incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security; (d) zoning, entitlement, building codes and other land use regulations, ordinances or legal requirements imposed by any Governmental Authorities having jurisdiction over the Leased Real Property; (e) other encroachments, easements, servitudes, permits, rights of way, flowage rights, restrictions, leases, licenses, covenants, sidetrack agreements and oil, gas, mineral and mining reservations, rights, licenses and leases, which, in each case, do not materially impair the continued use of the Leased Real Property; and (f) those encumbrances set forth on Section 4.1(f) of the Disclosure Schedule.

“Person” means any Governmental Authority, individual, partnership, limited liability company, association, corporation or other entity or organization.

“Personally Identifiable Information” means any information that specifically identifies any employee, contractor, or any other individual, whether currently alive or deceased, who has provided information to a Company Party, including (a) any personally-identifiable information or any information that could be associated with such individual, such as addresses, telephone numbers, health information, drivers’ license numbers, and government issued identification numbers; and (b) any nonpublic personally identifiable financial information, such as information relating to a relationship between an individual person and a financial institution, or related to a financial transaction by such individual person with a financial institution. Without restricting the generality of the foregoing, Personally Identifiable Information includes all information meeting the definition of “personal information” as determined pursuant to applicable federal, state and local Law.

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“Personally Identifiable Information Obligations” has the meaning set forth in Section 4.1(p).

“Positive Working Capital Adjustment” means, in the event that the Net Working Capital is a positive amount, such amount.

“Post-Closing IP License” has the meaning set forth in Section 3.3(d).

“Pre-Closing Statement” has the meaning set forth in Section 2.2(a).

“Prime Contractor” means any Person (other than the Company Parties) that is a party to any Government Subcontract.

“Products” means, collectively, (a) all products or services that are or have been manufactured, marketed, offered, sold, distributed, delivered, made commercially available, licensed, leased or otherwise provided, directly or indirectly, by the Company Parties, and (b) any such products or services that are currently under development or contemplated by or for the Company Parties.

“Promissory Note” means that certain subordinated unsecured promissory note issued by Purchasers to RGA, in the form attached hereto as Exhibit C.

“Proprietary Information and Technology” means any and all of the following: works of authorship, computer programs, source code and executable code, whether embodied in Software, firmware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, documentation, annotations, comments, designs, files, records, schematics, test methodologies, emulation and simulation tools and reports, hardware development tools, models, tooling, prototypes, data, data structures, databases, data compilations and collections, inventions (whether or not patentable), invention disclosures, discoveries, improvements, technology, Trade Secrets, technical results of research and development, drawings, technical specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, know-how and information, tools, concepts, techniques, methods, processes, formulae, patterns, and algorithms.

“Purchase Price” has the meaning set forth in Section 2.1.

“Purchased Asset Update” has the meaning set forth in Section 5.5(a).

“Purchased Assets” has the meaning set forth in Section 1.1.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Confidential Information” has the meaning set forth in Section 6.2.

“Purchaser Closing Certificate” has the meaning set forth in Section 3.3(d)(i).

“Purchaser Fundamental Representations” means the representations and warranties set forth in Section 4.3(a) (Organization; Standing and Power); Section 4.3(b) (Authorization and Non-Contravention), and Section 4.3(c) (Brokers).

“Purchaser Indemnified Person” has the meaning set forth in Section 7.1(b).

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“Purchaser Material Adverse Effect” means any event, effect, circumstance, change, occurrence, fact, factor or development that, individually or in the aggregate with other events, effects, circumstances, changes, occurrences, facts, factors or developments, is or would reasonably be expected to have a material adverse effect on (a) the business, Liabilities, operations (including results of operations) or condition (financial or otherwise) of either MMT Party, or (b) the consummation of the transactions contemplated by this Agreement; provided, that none of the following (either alone or in combination) will constitute or be taken into account in determining whether there has been a Material Adverse Effect: (i) changes in economic conditions affecting the United States, including changes in interest rates, (ii) changes in national or international political or social conditions in any jurisdiction where Sellers operate, including hostilities, acts of war (whether or not declared), terrorism, epidemic, pandemic or military actions, including the escalation or worsening thereof, (iii) changes in financial, banking, securities or commodities markets (including any disruption thereof, any decline in the price of any security or any market index and any changes in interest rates), (iv) the taking of any action expressly required by this Agreement; provided, further, that any such event, circumstance, change, occurrence, fact, factor or development described in the preceding clauses (i) through (iv) will be excluded only to the extent that such event, effect, circumstance, change, occurrence, fact, factor or development does not have a disproportionate effect on the business of either MMT Party, relative to other Persons engaged in the industries in which such MMT Party operates.

“Real Property Lease” has the meaning set forth in Section 4.1(g)(ii).

“Registered IP” means any Owned IP that is the subject of an application or registration with any Governmental Authority, including any domain name registration and any application or registration for any Patent, copyright, mask work or trademark.

“Related Agreements” means the Bills of Sale, the Promissory Note, the Purchaser Closing Certificate, the Seller Closing Certificate, the Equityholder Closing Certificates and all other documents, agreements and instruments executed and delivered in connection with this Agreement.

“Representative” has the meaning set forth in in the preamble.

“Responding Party” has the meaning set forth in Section 7.2(a).

“Restricted Area” means anywhere in New Mexico.

“Restricted Business” means the business of growing, manufacturing and/or selling marijuana, as conduct as of the date hereof and in the twelve (12) months prior to the date hereof. Restricted Business excludes services performed for or in connection with the Sterling Foundation under its current mission, a nonprofit organization that operates a residential treatment facility utilizing plant-science pharmacology to replace traditional drugs in the treatment and rehabilitation process in connection with the treatment of Opioid Use Disorder and other addiction related disorders.

“Restricted Period” has the meaning set forth in Section 6.9(b).

“RGA” has the meaning set forth in the preamble.

“RGO” means R. Greenleaf Organics, Inc., a New Mexico not-for-profit corporation.

“SEC” means the U.S. Securities and Exchange Commission.

“Seller” has the meaning set forth in the preamble.

“Sellers” has the meaning set forth in the preamble.

“Seller Closing Certificate” has the meaning set forth in Section 3.2(d)(i).

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“Seller Closing Debt” means any Indebtedness of RGA and Elemental of the type in clauses (a) through (d) of the definition thereof, outstanding as of the Closing.

“Seller Data” has the meaning set forth in Section 4.1(q).

“Seller Indemnified Person” has the meaning set forth in Section 7.1(c).

“Seller IP” means all Owned IP or Third-Party Intellectual Property, including Proprietary Information and Technology that is described on Schedule 1.1 or listed on an attachment thereto.

“Seller Transaction Expenses” means the Transaction Expenses of Sellers, Elemental and of each Equityholder for which a Seller or Elemental may be liable.

“Sellers’ Knowledge” means the knowledge of William Ford, Alex Falter-Hahn, and each other Equityholder, and the officers of each Seller and Elemental after reasonable inquiry and investigation (including due inquiry of Persons knowledgeable about the subject matter thereof).

“Selling Group” has the meaning set forth in Section 6.6.

“Software” means all computer programs (including any software implementation of algorithms, models and methodologies as well as any Open Source Materials, in each case whether in source code or object code), databases and computations (including any data and collections of data, as well as the content and information contained in any websites), in each case whether accessed directly or indirectly on the subject computing device (for greater certainty, including if made available in the form of services, such as platforms, infrastructure, or software as a service and “cloud” software), including all documentation (including user manuals and training materials) relating to any of the foregoing.

“Solvent” means, with respect to any Person, at any date, that (a) the sum of such Person’s debt (including Contingent Liabilities) does not exceed the present fair saleable value of such Person’s present assets (which, for this purpose, shall include rights of contribution in respect of obligations for which such Person has provided a guarantee), (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on such date, (c) such Person has not incurred and does not intend to incur debts including current obligations beyond its ability to generally pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is “solvent” or is not “insolvent”, as applicable, within the meaning given that term and similar terms under Laws relating to fraudulent and other avoidable transfers and conveyances. For purposes of this definition, the amount of any Contingent Liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Subsidiary” means, with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one or more intermediaries.

“Systems” has the meaning set forth in Section 4.1(j)(ix).

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“Tax” means all taxes, charges, fees, duties, levies or other assessments, however denominated, imposed by any Governmental Authority, including but not limited to income or profit, gross receipts, net proceeds, ad valorem, turnover, value added, commercial activity, single business, real and personal property (tangible and intangible), sales, use, franchise, excise, stamp, leasing, lease, business license, user, transfer, fuel, environmental, excess profits, unclaimed property, escheat, occupational, interest equalization, windfall profits, severance and employees’ income withholding, workers’ compensation, Pension Benefits Guaranty Corporation premiums, unemployment, Medicare and Social Security taxes, and other obligations of the same or of a similar nature to any of the foregoing, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, whether disputed or not, and any liability in respect of any of the foregoing payable by reason of Contract, assumption, transferee or successor liability, operation of applicable Law, Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision of federal, state, local or foreign applicable Law) or otherwise.

“Tax Assignment” has the meaning set forth in Schedule 1.2.

“Tax Return” means any return, declaration, report, filing, claim for refund or information return or statement relating to any Tax, including any schedule or attachment thereto and including any amendment thereof filed or required to be filed with a Governmental Authority.

“Third-Party Claim” has the meaning set forth in Section 7.2(c).

“Third-Party Intellectual Property” means Proprietary Information and Technology licensed to a Company Party pursuant to an Inbound License.

“Threshold” has the meaning set forth in Section 7.4(a).

“Trade Secrets” means information and materials, including trade secrets and other confidential or proprietary information, that derive independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure, and are the subject of efforts that are reasonable under the circumstances to maintain their secrecy.

“Transaction Expenses” has the meaning set forth in Section 9.12.

“Transfer Taxes” has the meaning set forth in Section 6.4(a).

“Unaudited Financial Statements” has the meaning set forth in Section 4.1(d)(i).

“Voting Agreement” means that certain Voting Agreement from each member of the board of directors of the NFPs, substantially in the form attached hereto as Exhibit F.

“WARN” has the meaning set forth in Section 1.6(b).

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Exhibit B

FORM OF Bill of sale

See attached.

B-1

EXHIBIT C

Form of PRomissory Note

C-1

Exhibit D

Accounting Principles

RGA operates on a cash accounting basis. The other Company Parties operate on an accrual accounting basis.

1.	Overall definition of EBITDA

a.	For the 12 months ended 12/31/21:

i.	To Be Calculated:

1.	EBITDA for each entity: as net income, plus interest expense / (income), income tax expense, depreciation and amortization expense.

2.	For Consolidation:

a.	Elimination of Inter-Company Related Expenses:

i.	Add expenses for all organizations after EBITDA adjustment.

ii.	Then, remove the Medzen Services, Elemental, and Reynold Greenleaf and Associates, LLC income amounts from those totals to reach the “Consolidated Expense Total”

b.	Using the income from R. Greenleaf Organics, Inc., subtract the “Consolidated Expense Total” to reach the Consolidated EBITDA.

ii.	Reported amounts are based on the Company’s combined financial statements to be adjusted to an accrual basis; however, no proforma adjustments will be made.

D-1

Exhibit E

Call Option Agreement

See attached.

E-1

Exhibit F

FORM OF VOTING AGREEMENT

See attached.

F-1

Exhibit G

NWC LINE ITEMS

See attached.

G-1

Exhibit H

EMPLOYMENT AND CONSULTING AGREEMENTS

See attached.

H-1

Exhibit I

Earn-Out Table

I-1

Schedule 1.1

Purchased Assets

(a)	All Accounts Receivable of RGA and all Cash on the balance sheet of RGA as of the Closing up to the Base Cash Amount.

(b)	All Inventory (including Marijuana Inventory), supplies, goods in transit, packaging materials and other consumables of RGA, including Inventory in transit from or held by RGA’s suppliers to the extent owned by RGA.

(c)	All Seller IP of RGA, including the following: (i) all right, title and interest in and to the use of all trademarks or similar or related names or phrases (and all goodwill relating to the foregoing) used or held for use in connection with, the Business, (ii) all rights to sue for, settle and release past, present and future infringement thereof, (iii) Software, Products and other projects under development and any associated documentation, and (iv) rights to all domain names, (v) all websites, social media accounts and mobile apps which relate to, or are used or held for use in connection with, the Business, (vi) knowledge, trade secrets, skills, experience, know-how, and related intellectual property (recorded or unrecorded) required for the design, development, and day to day management of cultivation operations, (vii) information in the form of drawings, photographs, plans, instructions, standard operating procedures, generic compliance plans required by regulators, and other types of documentation for the general purpose of opening or improving a cannabis cultivation facility owned and or operated by the end user clients, and (viii) strains and genetics of marijuana clones, plants, flower and trim, and all improvements related thereto.

(d)	All hardware and Software owned, leased or licensed by RGA or otherwise used or held for use in the Business, all Products and all Proprietary Information and Technology related thereto.

(e)	All Contracts related to the Business except as specifically set forth on Schedule 1.2, including, without limitation, all Contracts with or relating to the NFPs.

(f)	All machinery, equipment, computers, printers, furniture, furnishings, fixtures, office supplies, vehicles and all other fixed assets and personal property leased by, owned by, or on order to be delivered to RGA, except as set forth on Schedule 1.2.

(g)	All deposits and prepaid expenses, including advances, credits and security and other deposits.

(h)	All warranties, representations, letters of credit and guarantees made by suppliers (including data providers), manufacturers and contractors of RGA.

(i)	To the extent transferable or assignable under applicable Law, all Permits issued to or otherwise held by RGA relating to the operation of the Business or any Purchased Asset.

(j)	Except to the extent pertaining to any Excluded Asset or Excluded Liability, all rights in respect of Legal Proceedings, recoveries, refunds (other than Tax refunds described in subpart (h) of Schedule 1.2), counterclaims, rights of set-off and other claims (including indemnification Contracts in favor of RGA), whether known or unknown, matured or unmatured, accrued or contingent, that RGA may have against any Person, including claims against any Person for compensation or benefits, insurance claims, claims of infringement or past infringement of any Intellectual Property Rights and royalty or similar rights related to the Seller IP.

(k)	All books and records of RGA relating primarily to the Business, including all operating records, data and other materials maintained by the Business, including all sales and sales promotional data, advertising materials, customer lists and records, research and development reports, credit information, cost and pricing information, supplier lists and records, business plans, catalogs, price lists, correspondence, mailing lists, distribution lists, photographs, production data, service and warranty records, engineering records, personnel and payroll records relating to Hired Service Providers, manufacturing and quality control records and procedures, blueprints, accounting records, plans, specifications, surveys, property records, manuals and other materials related to any of the foregoing items.

(l)	All telephone numbers, facsimile numbers and email addresses, and all rights to receive mail and other communications addressed to RGA (except to the extent relating to any Excluded Asset or Excluded Liability).

(m)	All goodwill of RGA.

(n)	All leases for Leased Real Property of RGA.

(o)	All Owned Real Property of RGA.

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SCHEDULE 1.2

Excluded Assets

(a)	Cash in excess of the Base Cash Amount.

(b)	All bank accounts; cash accounts, investment accounts, deposit accounts, lockboxes and similar accounts of RGA.

(c)	All records related to either Seller’s organization, maintenance, existence and good standing as a limited liability company, including such Seller’s certificate of formation, operating agreement, qualifications to conduct business as a foreign entity, taxpayer and other identification numbers, minute books and Tax Returns and records (provided that the MMT Parties will be entitled to copies, at their sole cost and expense, of such Tax Returns and records that are related to the Business or the Purchased Assets) all accounting records, all personnel and payroll records not related to employees hired by MMT on the Closing Date and/or employees not employed by Elemental and/or the NFPs as of the Closing Date, and all other books and records not related to the Purchased Assets or the Business.

(d)	All rights in connection with and assets under all Employee Benefit Plans.

(e)	All Insurance Policies and prepayments related thereto (including any rights to recovery under such Insurance Policies).

(f)	Any rights of RGA under this Agreement or any Related Agreement.

(g)	All credit cards, debit cards and similar credit and banking instruments of RGA or the Business.

(h)	Any Tax refunds or overpayments of Taxes of Seller with respect to periods (or portions thereof) ending on or prior to the Closing Date.

(i)	All rights in respect of Legal Proceedings, recoveries, refunds, counterclaims, rights of set-off and other claims, whether known or unknown, matured or unmatured, accrued or contingent, in each case, to the extent related to any Excluded Asset or Excluded Liability, that RGA or Equityholders may have against any Person.

(j)	Any attorney client privileged information or communications of RGA or the Equityholders.

(k)	Any rights pursuant to the Promissory Note.

(l)	Any rights of RGA pursuant to that certain assignment agreement by RGO in favor of RGA relating to RGO’s gross receipts tax refund claim (the “Tax Assignment”)

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Schedule 1.3

Assumed Liabilities

(a)	All Accounts Payable of RGA and Elemental.

(b)	Any Liabilities of RGA or Elemental or Purchasers arising under the Assigned Contracts after the Closing and any obligations to be performed by Sellers or Purchasers after the Closing under the terms of the Assigned Contracts other than any such obligation arising from or related to Sellers’ breach, nonperformance, noncompliance, wrongdoing, misconduct, tort, or violation of such Contract or Law on or before the Closing.

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SCHEDULE 2.5

Allocation Principles

1.       Equity Securities of Elemental - $250,000 of the Purchase Price (the “Elemental Purchase Price”).

2.       Control of Medzen - $250,000 of the Purchase Price.

3.       Control of RGO - $250,000 of the Purchase Price.

4.       Purchased Assets – Balance of the Purchase Price.

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